As filed with the Securities and Exchange Commission on October 13, 2023
Registration No. 333-272658

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10/A

(Amendment No. 1)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FURY GOLD MINES LIMITED

(Exact name of the Registrant as specified in its charter)

British Columbia

(Province or other jurisdiction of incorporation or organization)

1040	Not Applicable
(Primary Standard Industrial	(I.R.S. Employer
Classification Code Number)	Identification Number)

1630-1177 West Hastings Street
Vancouver, British Columbia,
Canada V6E 2K3
Telephone: (844) 604-0841

(Address and telephone number of Registrant's principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware  19711

Telephone: (302) 738-6680

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Lynsey Sherry, Chief Financial Officer Fury Gold Mines Limited 1630-1177 West Hastings Street Vancouver, British Columbia, Canada V6E 2K3	Michael H. Taylor McMillan LLP 1500 - 1055 West Georgia Street Vancouver, British Columbia Canada V6E 4N7

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after this Registration Statement becomes effective.
Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☐ upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒ at some future date (check appropriate box below)

1. ☐ pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

2. ☐ pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

3. ☒ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐ after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the U.S. Securities Act of 1933, as amended (the "U.S. Securities Act") or on such date as the Commission, acting pursuant to Section 8(a) of the U.S. Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

Information has been incorporated by reference in this prospectus from documents filed with or furnished to the United States Securities and Exchange Commission and with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Fury Gold Mines Limited at, 1630 1177 West Hastings Street, Vancouver BC,  V6E 2K3, telephone (778) 729-0600 and are also available electronically at www.sec.gov/edgar.shtml or www.sedarplus.ca.

SHORT FORM BASE SHELF PROSPECTUS

New Issue	October 12, 2023

FURY GOLD MINES LIMITED

$75,000,000

Common Shares

Preferred Shares
Subscription Receipts
Warrants

Debt Securities
Units

Fury Gold Mines Limited ("Fury Gold", "we",  or the "Company") may from time to time offer and issue the following securities pursuant to this short form base shelf prospectus (the "Prospectus"): (i) common shares  (the "Common Shares"); (ii) preferred shares ("Preferred Shares"); (iii) subscription receipts of the Company (the "Subscription Receipts"); (iv) warrants of the Company (the "Warrants"); (v) debt securities (the "Debt Securities") and (vi) securities comprised of more than one of the Common Shares, Preferred Shares, Subscription Receipts, Warrants and/or Debt Securities offered together as a unit (the "Units"). The Common Shares, Preferred Shares, Subscription Receipts, Warrants and/or Debt Securities and Units comprised of such securities (collectively, the "Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms based on market conditions at the time of sale and to be set forth in one or more shelf prospectus supplements (each, a "Prospectus Supplement") to be incorporated by reference in this Prospectus for the purpose of such offering. The Common Shares that may be offered further to this Prospectus include, without limitation, Common Shares that may be offered by the Company pursuant to "at-the-market distributions" as defined in National Instrument 44-102 - Shelf Distributions ("NI 44-102")

The outstanding Common Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “FURY” and on the NYSE American LLC (the “NYSE American”) under the symbol “FURY”. On October 11, 2023, the last reported trading day prior to the date hereof, the closing price of the Common Shares on the TSX and the NYSE American was $0.455 and US$0.341, respectively.

All shelf information not included in this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus, except in cases where an exemption from such delivery requirements has been obtained. The aggregate initial offering price of Securities that may be sold pursuant to this Prospectus during the 25-month period that this Prospectus, including any amendments hereto, remains valid, including by way of transactions that are deemed to be "at-the-market distributions" as defined in NI 44-102, is limited to C$75,000,000 (or the equivalent thereof in any other currency used to denominate Securities based on the applicable exchange rate at the time of issuance of such Securities).

We are permitted, as a Canadian issuer, under the multi-jurisdictional disclosure system adopted by the securities regulatory authorities in the United States and Canada, to prepare this Prospectus and any Prospectus Supplement in accordance with Canadian disclosure requirements. You should be aware that such requirements are different from those of the United States.

The consolidated financial statements of the Company incorporated by reference herein are reported in Canadian dollars and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and thus may not be comparable to financial statements of United States companies.

Your ability to enforce civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of British Columbia, Canada, that the majority of the Company's directors and executive officers may be residents of Canada, that some or all of the experts named in this Prospectus or in any Prospectus Supplement may be residents of Canada, that certain of the underwriters, dealers or agents named in any Prospectus Supplement may be residents of a country other than the United States, and that some or all of the Company's and such other persons' assets may be located outside the United States.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE OR CANADIAN SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY STATE OR CANADIAN SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

You should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. You should read the tax discussion in any applicable Prospectus Supplement; however, this Prospectus or any applicable Prospectus Supplement may not fully describe these tax consequences, and you should consult your tax adviser prior to making any investment in the Securities.

Investments in the Securities being offered is highly speculative and involves significant risks that you should consider before purchasing such Securities. You should carefully review the risks outlined in this Prospectus (including any Prospectus Supplement) and in the documents incorporated by reference as well as the information under the heading "Caution Regarding Forward-Looking Information and Statements" and consider such risks and information in connection with an investment in the Securities. See "Risk Factors".

The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and may include, where applicable: (A) in the case of Common Shares, (i) the number of Common Shares offered; (ii) the offering price (in the event that the offering is a fixed price distribution); (iv) the manner of determining the offering price(s) (in the event that the offering is not a fixed price distribution); and (iv) any other material specific terms; (B) in the case of Preferred Shares, (i) the series and number of Preferred Shares offered; (ii) the offering price (in the event that the offering is a fixed price distribution); (iv) the manner of determining the offering price(s) (in the event that the offering is not a fixed price distribution); and (iv) the rights and restrictions of such Preferred Shares, in particular whether the Preferred Shares have priority on wind-up, voting rights, cumulative dividend rights, and any other material specific terms; (C) in the case of Subscription Receipts, (i) the number of Subscription Receipts; (ii) the price at which the Subscription Receipts will be offered and whether the price is payable in instalments; (iii) conditions to the exchange of Subscription Receipts for Securities and the consequences of such conditions not being satisfied; (iv) the procedures for the exchange of the Subscription Receipts for Securities; (v) the number of underlying Securities that may be exchanged upon exercise of each Subscription Receipt; (vi) the dates or periods during which the Subscription Receipts may be exchanged for Securities; (vii) whether the Subscription Receipts and underlying Securities will be listed on any securities exchange; (viii) whether the Subscription Receipts and underlying Securities will be issued in fully registered or "book-entry only" form; (ix) any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; (x) any risk factors associated with the Subscription Receipts and underlying Securities; and (xi) any other material specific terms; (D) in the case of Warrants, (i) the designation of the Warrants; (ii) the aggregate number of Warrants offered and the offering price; (iii) the quantity and terms of the Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers; (iv) the exercise price of the Warrants; (v) the dates or periods during which the Warrants are exercisable; (vi) any minimum or maximum number of Warrants that may be exercised at any one time; (vii) whether the Warrants will be listed on any securities exchange; (viii) any terms, procedures and limitations relating to the transferability or exercise of the Warrants; (ix) whether the Warrants will be issued in fully registered or "book-entry only" form; (x) any other rights, privileges, restrictions and conditions attaching to the Warrants; (xi) any risk factors associated with the Warrants; and (xii) any other material specific terms; (E) in the case of Debt Securities, (i) the principal amount thereof;(ii) the date(s) of repayment thereof (iii) the interest rate(s) applicable thereto, (iv) whether secured or unsecured and the nature of any security or assets charges related thereto, (v) any rights of conversion into other Securities and  (vi) the positive and negative covenants and the consequences of events of default thereof; and (F) in the case of Units, (i) the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of any Securities comprising the Units; (iii) whether the Units will be issued in fully registered or "book-entry only" form; (iv) any risk factors associated with the Units; (v) whether the Units and the Securities comprising the Units will be listed on any securities exchange; and (vi) any other material specific terms.

(ii)

A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the alternatives and parameters described in this Prospectus.

Unless otherwise specified in the applicable Prospectus Supplement, any Preferred Shares, Subscription Receipts, Warrants, Debt Securities and Units (non-separable, coupled securities) offered will not be listed on any securities or stock exchange or on any automated dealer quotation system. There is no market through which the Securities other than the Common Shares may be sold, and purchasers may not be able to resell such Securities purchased under this Prospectus and the applicable Prospectus Supplements. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities, and the extent of issuer regulation. See "Risk Factors - No market for the Securities other than the Common Shares" as well as the "Risk Factors" section of the applicable Prospectus Supplement.

The Securities may be sold to or through underwriters or dealers purchasing as principals, by the Company to one or more purchasers, directly pursuant to applicable statutory exemptions or through agents designated by the Company, from time to time. The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale (including, without limitation, sales deemed to be "at-the-market distributions" as defined in NI 44- 102, including sales made directly on the TSX, the NYSE American or other existing trading markets for the Securities), at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for the Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution. See "Plan of Distribution". Each Prospectus Supplement will identify each underwriter, dealer or agent engaged in connection with the offering and sale of those Securities to which the Prospectus Supplement relates, and will also set forth the method of distribution and the terms of the offering of such Securities including the net proceeds to the Company and, to the extent applicable, any fees, discounts or other compensation payable to the underwriters, dealers or agents. Unless otherwise specified in a Prospectus Supplement, the offerings are subject to approval on behalf of the Company of certain legal matters by McMillan LLP on certain Canadian and United States legal matters.

We may effect sales of the Common Shares from time to time in one or more transactions at non-fixed prices pursuant to transactions that are deemed to be "at-the-market distributions" as defined in National Instrument 44-102 - Shelf Distributions, including sales made directly on the TSX or NYSE American or other existing trading markets for the Common Shares, and as set forth in a Prospectus Supplement for such purpose. No underwriter of the at-the-market distribution, and no person or company acting jointly or in concert with an underwriter, may, in connection with the distribution, enter into any transaction that is intended to stabilize or maintain the market price of the securities or securities of the same class as the securities distributed under the ATM prospectus, including selling an aggregate number or principal amount of securities that would result in the underwriter creating an over-allocation position in the securities. See "Plan of Distribution".

Subject to any applicable securities legislation, and other than in relation to an offering by way of sales deemed to be an "at-the-market distribution", in connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement), the underwriters or agents may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities offered at levels other than those which might otherwise prevail on the open market. These transactions may be commenced, interrupted or discontinued at any time. See "Plan of Distribution".

Fury Gold's registered and records office is located at 1500 1055 West Georgia Street, Vancouver, British Columbia, V6E 4N7 and its head office is located at 1630 1177 West Hastings Street, Vancouver BC, V6E 2K3.

Forrester (Tim) Clark, the Chief Executive Officer and a director of the Company, resides outside of Canada, and has appointed Fury Gold Mines Limited at 1630 1177 West Hastings Street, Vancouver BC, V6E 2K3, as agent for service of process. Purchasers of Securities are advised that it may not be possible for purchasers to enforce judgments obtained in Canada against any person that is resident outside of Canada, or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process. See "Service of Process and Enforceability of Civil Liabilities".

No underwriter, agent or dealer was involved in the preparation of this Prospectus or has performed any review of the contents of this Prospectus.

(iii)

ABOUT THIS PROSPECTUS

Fury Gold is a British Columbia company that is a "reporting issuer" under Canadian securities laws in each of the provinces and territories of Canada.  In addition, Fury Gold's common shares are registered under Section 12(b) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act").  Fury Gold's common shares are traded in Canada on the TSX under the symbol "FURY" and in the United States on the NYSE American under the symbol "FURY".

This Prospectus is a base shelf prospectus that:

• Fury Gold has filed with the securities commissions in each of the provinces and territories of Canada (the "Canadian Qualifying Jurisdictions") in order to qualify the offering of the Securities described in this Prospectus in accordance with Canadian National Instrument 44-102-Shelf Distributions ("NI 44-102"); and

• forms part of a registration statement on Form F-10 (the "Registration Statement") that Fury Gold has filed with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "U.S. Securities Act") under the Multilateral Jurisdiction Disclosure System between Canada and the United States (the "MJDS").

Under this shelf registration process, Fury Gold may sell any combination of the Securities described in this Prospectus in one or more offerings up to a total aggregate initial offering price of $75,000,000.  This Prospectus provides you with a general description of the Securities that may be offered. Each time Fury Gold sells Securities under this Prospectus, Fury Gold will provide a Prospectus Supplement that will contain specific information about the terms of that specific offering.  The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the Prospectus Supplement. Each shelf prospectus supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the securities to which the shelf Prospectus Supplement pertains.

You should rely only on the information contained or incorporated by reference in this Prospectus and any applicable Prospectus Supplement and on the other information included in the registration statement of which this Prospectus will form a part. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell or seeking an offer to buy the Securities offered pursuant to this Prospectus in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this Prospectus and any applicable Prospectus Supplement is accurate only as of the date on the front of such document and that information contained in any document incorporated by reference is accurate only as of the date of that document, regardless of the time of delivery of this Prospectus or any applicable Prospectus Supplement or of any sale of the Securities pursuant thereto. The Company's business, financial condition, results of operations and prospects may have changed since those dates.

In this Prospectus and any Prospectus Supplement, unless otherwise indicated, all dollar amounts and references to "C$" or "$" are to Canadian dollars and references to "US$" are to U.S. dollars.

In this Prospectus and in any Prospectus Supplement, unless the context otherwise requires, references to "we", "us", "our" or similar terms, as well as references to "Fury Gold" or the "Company", refer to Fury Mines Gold Limited together, where context requires, with its subsidiaries and predecessors.

CAUTION REGARDING FORWARD-LOOKING INFORMATION AND STATEMENTS

Certain statements made in this Prospectus, including the documents incorporated by reference herein, contain forward-looking information within the meaning of applicable Canadian and United States securities laws ("forward-looking statements"). These forward-looking statements are presented for the purpose of assisting the Company's securityholders and prospective investors in understanding management's views regarding those future outcomes and may not be appropriate for other purposes. When used in this Prospectus, the words "may", "would", "could", "will", "intend", "plan", "anticipate", "believe", "seek", "propose", "estimate", "expect", and similar expressions, as they relate to the Company, are intended to identify forward-looking statements.

Forward-Looking Statements

Specific forward-looking statements in this Prospectus, including the documents incorporated by reference herein, include, but are not limited to:

  the Company's exploration and financing plans;

  the ability of the Company to realize the objectives of the Company's planned exploration programs;

  the results of the Company's exploration programs and the likelihood of discovering or expanding resources;

  the timing and amount of estimated exploration expenditures and capital raises for the Company;

  the Company's estimated mineral resources;

  the future price of minerals, especially gold and other precious metals;

  the Company's future capital expenditures and requirements, and sources and timing of additional financing;

  the potential for resource expansion and ultimately mine development of the Company's Eau Claire Project);

  permitting requirements and possible delays;

  local indigenous and other communities engagement;

  government regulation of mining operations;

  environmental related risks;

  the possible impairment of title to mining interests;

  any objectives, expectations, intentions, plans, results, levels of activity, goals or achievements;

  our expectations regarding the ESJV; and

  the liquidity of the Common Shares.

Assumptions

The forward-looking statements contained in this Prospectus represent the Company's views only as of the date such statements were made. Forward-looking statements contained in this Prospectus are based on management's plans, estimates, projections, beliefs and opinions as at the time such statements were made and the assumptions related to these plans, estimates, projections, beliefs and opinions may change. Such assumptions, which may prove to be incorrect, include:

  the Company's budgeting plans, expected exploration costs, assumptions regarding market conditions and other factors upon which the Company has based its expenditure and funding expectations will prove accurate;

  the Company will be able to raise additional capital to proceed with its exploration, development and operations plans and attracting finance for precious metal exploration will be possible;

  the Company will be able to obtain or renew the licenses, permits and regulatory approvals necessary for its planned exploration;

  the Company will ultimately be able to obtain the licenses, permits and regulatory approvals necessary for the development, construction and commencement of new operations; production and cost estimates;

  the Company's plan of operations will not be adversely impacted by climate change, extreme weather events, water scarcity, and seismic events, and the Company's strategies to deal with these issues will be effective;

  the Company's exploration plans will not be adversely impacted by declines in prices of precious metals and consequent impairment of the Company's ability to finance its operations;

  operations and financial markets will not in the long term be adversely impacted by wars or pandemics;

  the Company will be able to recruit and retain qualified personnel to pursue its business operations;

  the Company's mineral resource estimates, and the assumptions upon which they are based, are reasonably accurate; and

  the Company will be able to comply with current and future environmental, safety and other regulatory requirements and to obtain and maintain local community support.

Although the Company believes that the assumptions and expectations reflected in those forward-looking statements were reasonable at the time such statements were made, there can be no assurance that such assumptions and expectations will prove to be correct. The Company cannot guarantee future results, levels of activity, performance or achievements and actual results or developments may differ materially from those contemplated by the forward-looking statements. The Company does not undertake to update any forward-looking statements, except to the extent required by applicable securities laws.

Risks and Uncertainties

Inherent in the forward-looking statements are known and unknown risks, uncertainties and other factors beyond the Company's ability to control or predict, that may cause the actual results, performance or achievements of the Company, or developments in the Company's business or in its industry, to differ materially from the anticipated results, performance, achievements or developments expressed or implied by such forward-looking statements. Some of the risks and other factors (some of which are beyond the Company's control) which could cause results to differ materially from those expressed in the forward-looking statements and information contained in this Prospectus, including the documents incorporated by reference herein, include, but are not limited to, risks related to:

  fluctuations in the current and projected prices for gold and other precious metals and certain other commodities (such as water, natural gas, fuel oil and electricity) which are needed to explore for and ultimately produce these metals;

  the Company does not earn any revenues from its business and has history of losses and negative cash flows from operations, each of which is expected to continue in the future;

  the Company may not be able to secure additional financings, including equity financings, to continue the planned exploration of its mineral properties;

  the Company's exploration programs are inherently risky as they involve uncertain geology and risk exploration failure and may overrun on costs and not be successful in achieving the targeted objectives or result in the discovery of new resources or the expansion of existing resources;

  the Company's plan of operations involves risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, potential unintended releases of contaminants, industrial accidents, unusual or unexpected geological or structural formations, pressures, cave-ins and flooding);

  environmental risks and remediation measures, including evolving environmental regulations and legislation;

  changes in laws and regulations may adversely impact the Company's planned exploration and mining activities;

  the Company's mineral properties being subject to prior unregistered agreements, transfers or claims and other defects in title as well as other legal and litigation risks;

  the continuation of our management team and our ability to secure the specialized skill and knowledge necessary to operate in the mining industry;

  relations with and claims by local communities and non-governmental organizations, including relations with and claims by indigenous populations;

  the effectiveness of the Company's internal control over financial reporting;

  cybersecurity and other reputational risks

  general business, economic, competitive, political and social uncertainties;

  the effects of climate change, extreme weather events, water scarcity, and seismic events, and the effectiveness of strategies to deal with these issues;

  there may be no trading market for any Preferred Shares, Subscription Receipts, Warrants, Debt Securities or Units that may be offered pursuant to this Prospectus and any Prospectus Supplement.

While the Company believes the above represents a list of the principal risks its faces, these are known risks and there are likely unknown risks faced by the Company and therefore it cannot disclose an exhaustive list of the risk and other factors that may affect any of the Company's forward- looking statements. Some of these risks and other factors are discussed in more detail in the sections entitled "Risk Factors" in this Prospectus, "Cautionary Note Regarding Forward-Looking Statements" in the AIF and "Forward-Looking Statements and Risk Factors" in the "Management's Discussion and Analysis" contained in the Annual MD&A. Investors and others should carefully consider these risks and other factors and not place heavy reliance on the forward-looking statements. Further information regarding these and other risk factors is included in the Company's public filings with the applicable provincial securities regulatory authorities, which can be found on SEDAR+ website at www.sedarplus.ca, and with the SEC, which can be found on EDGAR website at www.sec.gov/edgar.shtml.

In addition, forward-looking financial information with respect to potential outlook and future financial results contained in this Prospectus is based on assumptions about future events, including economic conditions and proposed courses of action, based on management's reasonable assessment of the relevant information available as at the date of such forward-looking financial information. Readers are cautioned that any such forward-looking financial information should also  not be heavily relied on.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING PRESENTATION OF MINERAL RESOURCE ESTIMATES

This Prospectus, including the documents incorporate by reference herein, uses the terms "mineral resource", "measured mineral resource", "indicated mineral resource" and "inferred mineral resource", which are Canadian mining terms as defined in, and required to be disclosed in accordance with, National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101"), which references the guidelines set out in the Canadian Institute of Mining, Metallurgy and Petroleum (the "CIM") - CIM Definition Standards on Mineral Resources and Mineral Reserves ("CIM Definition Standards"), adopted by the CIM Council, as amended. However, these terms are not defined terms under SEC Industry Guide 7 ("SEC Industry Guide 7") under the United States Securities Act of 1933, as amended, and normally are not permitted to be used in reports and registration statements filed with the SEC. The SEC has adopted amendments to its disclosure rules to modernize the mineral property disclosure requirements for issuers whose securities are registered with the SEC under the Exchange Act (the "SEC Modernization Rules"). The SEC Modernization Rules replace the historical disclosure requirements for mining registrants that were included in SEC Industry Guide 7. As a foreign private issuer that files its annual report on Form 40-F with the SEC pursuant to the multi-jurisdictional disclosure system, the Company is not required to provide disclosure on its mineral properties under the SEC Modernization Rules and will continue to provide disclosure under NI 43-101 and the CIM Definition Standards. If the Company ceases to qualify as a foreign private issuer or loses its eligibility to file its annual report on Form 40-F pursuant to the multi-jurisdictional disclosure system, then the Company will be subject to the SEC Modernization Rules which differ from the requirements of NI 43-101 and the CIM Definition Standards.

United States investors are cautioned that there are differences in the definitions under the SEC Modernization Rules and the CIM Definition Standards. Mineralization described using these terms has a greater amount of uncertainty as to their existence and feasibility than mineralization that has been characterized as reserves. Accordingly, investors are cautioned not to assume that any "measured mineral resources", "indicated mineral resources" or "inferred mineral resources" that the Company reports are or will be economically or legally mineable. Further, "inferred mineral resources" have a greater amount of uncertainty as to their existence and as to whether they can be mined legally or economically. In accordance with Canadian securities laws, estimates of "inferred mineral resources" cannot form the basis of feasibility or other economic studies, except in limited circumstances where permitted under NI 43-101. In addition, the SEC has amended its definitions of "proven mineral reserves" and "probable mineral reserves" to be "substantially similar" to the corresponding CIM definitions. United States investors are cautioned that no proven mineral reserves or probable mineral reserves exist on the Company's properties and that no technical or economic feasibility studies have been commenced on them.

Accordingly, information contained in this Prospectus, any Prospectus Supplement and the documents incorporated by reference herein and therein describing the Company's mineral deposits may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

See the heading "Resource Category (Classification) Definitions" in the Company's Annual Information Form (or "AIF" as further described below), which is incorporated by reference herein, for a description of certain of the mining terms used in this Prospectus and the documents incorporated by reference herein.

CURRENCY AND EXCHANGE RATE INFORMATION

The annual consolidated financial statements of the Company incorporated by reference in this Prospectus have been prepared in accordance with IFRS as issued by the IASB and are reported in Canadian dollars. They may not be comparable to financial statements of United States companies.

Unless otherwise indicated, all references to "$", "C$" or "dollars" in this Prospectus refer to Canadian dollars.  References to "US$" or "U.S. dollar" in this Prospectus Supplement refer to United States dollars.

The following table sets forth (i) the rate of exchange for the U.S. dollar, expressed in Canadian dollars, in effect at the end of the periods indicated; (ii) the average exchange rates for the U.S. dollar, expressed in Canadian dollars, during such periods; and (iii) the high and low exchange rates for the U.S. dollar, expressed in Canadian dollars, during such periods, each based on the daily rate of exchange as reported by the Bank of Canada for the conversion of one U.S. dollar into Canadian dollars:

	US$ to C$ Fiscal Year Ended December 31		US$ to C$ 6 Months Ended June 30
	2022	2021	2023	2022
Rate at the end of period	1.3544	1.2678	1.3240	1.2886
Average rate during period	1.3013	1.2535	1.3477	1.2715
Highest rate during period	1.3856	1.2942	1.3807	1.3039
Lowest rate during period	1.2451	1.2040	1.3151	1.2451

The daily average exchange rate on October 11, 2023 as reported by the Bank of Canada for the conversion of U.S. dollars into Canadian dollars was US$1.00 equals C$1.3603(C$1.00 = US$0.7351).

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada, which have also been filed with, or furnished to, the SEC.

The following documents of the Company, filed with securities commissions or similar authorities in Canada, and filed with, or furnished to, the SEC, are specifically incorporated by reference in and form an integral part of this Prospectus:

(a) the Company's annual information form dated March 24, 2023 for the year ended December 31, 2022 (the "2022 AIF");

(b) the audited consolidated financial statements of the Company as at and for the years ended December 31, 2022 and 2021 and the report of the independent registered public accounting firm thereon;

(c) management's discussion and analysis of the Company for the year ended December 31, 2022 (the "2022 Annual MD&A");

(d) the unaudited condensed interim consolidated financial statements of the Company for the three and six months ended June 30, 2023;

(e) management's discussion and analysis of the Company for the three and six months ended June 30, 2023;

(f) the management information circular of the Company dated May 18, 2023 with respect to the annual general meeting of shareholders of the Company held on June 29, 2023; and

(g) the material change report of the Company dated March 29, 2023 in respect of the completion of a bought deal private placement of 6,076,500 Shares of the Company.

All documents of the Company of the type described in Section 11.1(1) of Form 44-101F1 - Short Form Prospectus to National Instrument 44-101 - Short Form Prospectus Distributions ("NI 44-101"), if filed by the Company with the provincial securities commissions or similar authorities in Canada after the date of this Prospectus and during the currency of this Prospectus, shall be deemed to be incorporated by reference in this Prospectus. In addition, to the extent that any document or information incorporated by reference in this Prospectus is included in any report on Form 6-K, Form 40-F or Form 20-F (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the Registration Statement on Form F-10 of which this Prospectus forms a part. In addition, the Company may incorporate by reference in this Prospectus, or the Registration Statement on Form F-10 of which it forms a part, other information from documents that the Company will file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, if and to the extent expressly provided therein.

Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at its head office at 1630 1177 West Hastings Street, Vancouver BC,  V6E 2K3, telephone (778) 729-0600, and are also available electronically in Canada through SEDAR+ at www.sedarplus.ca or in the United States through EDGAR at the website of the SEC at www.sec.gov. The filings of the Company through SEDAR+ and EDGAR are not incorporated by reference in this Prospectus except as specifically set out herein.

Any template version of any "marketing materials" (as such term is defined in NI 44-101) filed after the date of a Prospectus Supplement and before the termination of the distribution of the Securities offered pursuant to such Prospectus Supplement (together with this Prospectus) is deemed to be incorporated by reference in such Prospectus Supplement.

A Prospectus Supplement containing the specific terms in respect of any Securities and the offering thereof will be delivered, together with this Prospectus, to purchasers of such Securities (except in cases where an exemption from such delivery requirements has been obtained) and will be deemed to be incorporated into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement, but only for the purposes of the distribution of the Securities to which such Prospectus Supplement pertains.

Furthermore, the Company may determine to incorporate into any Prospectus Supplement to this Prospectus, including any Prospectus Supplement that it files in respect of an "at-the-market" offering, any news release that the Company disseminates in respect of previously undisclosed information that, in the Company's determination, constitutes a "material fact" (as such term is defined under applicable Canadian securities laws).  In this event, the Company will identify such news release as a "designated news release" for the purposes of the Prospectus in writing on the face page of the version of such news release that the Company files on SEDAR+ (any such news release, a "Designated News Release"), and any such Designated News Release shall be deemed to be incorporated by reference into the Prospectus Supplement for the offering in respect to which the Prospectus Supplement relates. These documents will be available through SEDAR+.

Any statement contained herein, including any document (or part of a document) incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other currently or subsequently filed document (or part of a document) that is later dated and also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Upon a new interim financial report and related management's discussion and analysis of the Company being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous interim financial report and related management's discussion and analysis of the Company most recently filed shall be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities hereunder. Upon new annual financial statements and related management's discussion and analysis of the Company being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual financial statements and related management's discussion and analysis of the Company most recently filed shall be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities hereunder.

Upon a new annual information form of the Company being filed with the applicable securities regulatory authorities during the currency of this Prospectus, notwithstanding anything herein to the contrary, the following documents shall be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities hereunder: (i) the previous annual information form; (ii) material change reports filed by the Company prior to the end of the financial year in respect of which the new annual information form is filed; (iii) business acquisition reports filed by the Company for acquisitions completed prior to the beginning of the financial year in respect of which the new annual information form is filed; and (iv) any information circular of the Company filed prior to the beginning of the Company's financial year in respect of which the new annual information form is filed. Upon a new management information circular prepared in connection with an annual general meeting of shareholders of the Company being filed with the applicable securities regulatory authorities during the currency of this Prospectus, the previous management information circular prepared in connection with an annual general meeting of the Company shall be deemed no longer to be incorporated by reference in this Prospectus for the purposes of future offerings and sales of Securities hereunder. Upon a new management information circular for an annual meeting of shareholders being filed by the Company with the applicable securities regulatory authorities during the currency of this Prospectus, the previous management information circular for an annual general meeting of the shareholders of the Company (unless such management information circular also related to a special meeting of the shareholders of the Company) most recently filed shall be deemed no longer to be incorporated by reference in this Prospectus for purposes of future offers and sales of Securities hereunder.

References to Fury Gold's website in any documents that are incorporated by reference in this Prospectus do not incorporate by reference the information on such website into this Prospectus.

TECHNICAL AND THIRD-PARTY INFORMATION

Except where otherwise stated, the scientific and technical information relating to the Eau Claire Project and the Committee Bay Project (as hereinafter defined) and set forth in this Prospectus and in the documents incorporated by reference is based on technical reports prepared in accordance with NI 43-101 titled as follows:

  in respect of the Eau Claire Project, the technical report entitled "Technical Report on the Eau Claire Project, Québec, Canada" dated effective August 30, 2023 prepared by David Frappier-Rivard, P.Geo. and Maxime Dupéré, P.Geo. (the "2023 Eau Claire Report"); and

  in respect of the Committee Bay Project, the amended and restated technical report entitled "Technical Report on the Committee Bay Project, Nunavut Territory, Canada" dated September 11, 2023, prepared by Bryan Atkinson, P.Geo and, Andrew Turner, P.Geol, of APEX Geoscience Ltd.  (the "2023 Committee Bay Report" and together with the 2023 Eau Claire Report, the "Technical Reports"), each of which has been concurrently filed with Canadian securities regulatory authorities on SEDAR+ (and is available at www.sedarplus.ca).

Each of the authors of the Technical Reports listed under the heading "Interest of Experts" in this Prospectus is a "qualified person" for the purposes of NI 43-101. Certain information contained in this Prospectus and the documents incorporated by reference herein regarding the Eau Claire Project and the Committee Bay Project has been derived from the Technical Reports, is subject to certain assumptions, qualifications and procedures described in the Technical Reports and is qualified in its entirety by the full text of the Technical Reports. Reference should be made to the full text of the Technical Reports.

All disclosure in this Prospectus of a scientific or technical nature with respect to the Eau Claire Project arising since the date of the 2023 Eau Claire Report was reviewed and approved by David Frappier-Rivard, P.Geo, Exploration Manager of the Company, who is a "qualified person" for the purposes of NI 43-101. Additional disclosure in this Prospectus of a scientific or technical nature with respect to the Committee Bay Project arising since the date of the 2023 Committee Bay Report was reviewed and approved by Bryan Atkinson, P.Geo, Senior Vice President Exploration of the Company, who is a "qualified person" for the purposes of NI 43-101.

DESCRIPTION OF THE BUSINESS

General

Fury Gold is a Canadian-focused gold exploration company whose two principal projects are strategically positioned in two known mining regions: the Eeyou Istchee James Bay Region of Quebec and the Kitikmeot Region of Nunavut. The Company's vision is to deliver shareholder value by growing our multi-million-ounce gold portfolio through additional significant gold discoveries in Canada. The Company's two principal projects are the Eau Claire project (the "Eau Claire Project") in Québec and the Committee Bay project (the "Committee Bay Project") in Nunavut. It also holds 50.022% interest in an early-stage exploration project the Eleonore South Joint Venture ("ESJV"), with the remaining 49.978% held by Newmont Corporation ("Newmont").

The Company was incorporated on June 9, 2008, under the Business Corporations Act (British Columbia) (the "BCBCA") and is listed on the TSX and the NYSE American, with its Common Shares trading under the symbol FURY. The Company's registered and records office is located at 1055 West Georgia Street, Suite 1500, Vancouver, British Columbia, V6E 4N7, and the mailing address is 1630-1177 West Hastings Street, Vancouver, BC, V6E 2K3.

Corporate Structure

Fury Gold conducts its business through a number of wholly-owned subsidiaries. The following diagram depicts the Company's corporate structure as of December 31, 2022 and its subsidiaries, including the name, jurisdiction of incorporate and proportion of ownership in each:

BC, Canada
Fury Gold Mines Limited
(TSX: FURY)
(Formerly Auryn Resources Inc.
(TSX:AUG (NYSE-American: AUG))
Publicly Listed Parent
100%
100%
23.4%+Homestake Investor Rights Agreement
ON, Canada
Eastmain Resources Inc.
BC, Canada
North Country Gold Corp.
Holding Company
BC Canada
Dolly Varden Silver Corp.
100%
100%
100%
Federal, Canada
Eastmain Mines Inc.
100% Interest in the Committee Bay and Gibson MacQuoid Gold Projects
100% interest in Kitsault Valley Silver Project (includes Fury's former Homestake Ridge Project)
100% Interest in the Eau Claire Project
Legend
Corporation
Mineral Interest

Figure 1 - Company and Affiliates Structure

Recent Developments

On October 3, 2023, the Company reported the results for an additional two infill core drill holes from the Hinge Target at the Eau Claire Project. The 2023 drill program continues to focus on infill drilling at the Hinge Target located immediately west of the Eau Claire Deposit. Every hole completed at the Hinge Target to date has intercepted two corridors of stacked gold-bearing quartz tourmaline veins and alteration including 3.5 metres (m) of 5.73 g/t gold and 11.27 g/t Tellurium and 7.43g/t gold over 2.5m within a broader interval of 4.65g/t gold and 8.72 g/t Tellurium over 4.5m. The two drill holes represent the continuation of a series of infill drill holes designed to tighten up the spacing of the 2022 Hinge Target drilling to a nominal spacing of 60-80m. The stacked intercepts through these new holes continue to exhibit the overall strength of the mineralized system within the Hinge Target.

On September 5, 2023 Fury announced that it had appointed Ms. Isabelle Cadieux as an Independent Director, effective immediately. Ms. Cadieux, a professional geologist, brings more than 30 years of experience in mineral exploration and financing in the mining sector. She last held the position of Managing Director, Investment at SIDEX, a Québec institutional fund that finances exploration companies, including Fury, and continues to hold shares in Fury, where she served from 2001 until 2023. She holds an M.Sc. in Mineral Exploration (MINEX) from McGill University and a B.Sc. in Geology from the University of Ottawa. Ms. Cadieux acted as President of the Ordre des géologues du Québec (OGQ) in 2008, sat on the Board of Directors from 2005 to 2010, and was Director of the Canadian Council of Professional Geoscientists from 2007 to 2011 where she represented the OGQ. From 2011 to 2016, she was a member of the Executive Committee of the UQAT-UQAM Chair in Mining Entrepreneurship. Throughout her career, she has been involved in various sector-related organizations, among others the Québec Mineral Exploration Association (AEMQ), the Canadian Institute of Mines and Metallurgy (CIM), Minalliance and Mine d'Avenir.

On August 3, 2023 Fury announced results for the first three 2023 core drill holes at the high-grade Eau Claire gold project. The 2023 drill program to date has focused on the continued expansion of the Hinge Target located immediately west of the Eau Claire Deposit. Drilling at the Hinge Target continues to return multiple stacked zones of gold mineralization from each drill hole including 5.0 metres (m) of 3.6 g/t Au within a broader interval of 14.0m of 2.37 g/t Au. Additional drill intercepts include 6.5m of 2.66 g/t Au, 6.0m of 2.77 g/t Au and 1.0m of 10.35 g/t Au. (See further discussion in connection with the Eau Claire Project below.)

On July 10, 2023 the Company announced its 2023 summer exploration program, which had been interrupted since June 5, 2023 due to a governmental emergency fire evacuation order, would restart.

On June 30, 2023 the Company announced the re-election of all directors, reappointment of the auditors and the approval of a long-term equity incentive plan by Fury shareholders at the annual general meeting held June 29, 2023 (the details of which plan are described in the May 18, 2023 management information circular listed in "Documents Incorporated by Reference" above.

Eau Claire Project

The following disclosure relating to the Eau Claire Project is the Summary of the 2023 Eau Claire Report (pp 1-16) which was authored by Mr. Frappier-Rivard, Exploration Manager of the Company, and Mr. Maxime Dupéré, Geologist of SGS Geological Services. Also included are two figures from the body of that report.The 2023 Eau Claire Report supersedes the last publicly filed Eau Claire Project technical report entitled "Updated Mineral Resource Estimate and Preliminary Economic Assessment on the Eau Claire Gold Deposit, Clearwater Property, Quebec, Canada" dated July 3rd, 2018, (the "2018 Eau Claire PEA"). In particular, it should be noted that while the 2023 Mineral Resource estimate is substantially the same as contained in the 2018 Eau Claire PEA, the Company did not request the authors of the 2023 Eau Claire Report to update the economic assessment of these resources and hence the preliminary economic assessment of the Eau Claire Project included in the 2018 Eau Claire PEA, is no longer current and should not be relied on.  It is expected that the economics of the Eau Claire resources will again be considered at some future time in the context of potential resource estimates updates resulting from ongoing drilling.

The 2023 Eau Claire Report is available electronically on the SEDAR+ website under Fury's profile, and contains additional assumptions, qualifications, references, and procedures which are beyond the scope of this short form prospectus. All information of a scientific or technical nature contained herein in respect of the 2023 Eau Claire project has been reviewed and approved by David Frappier-Rivard, P.Geo., the Company's Exploration Manager and a qualified person for the purposes of NI 43-101.  Disclosure about the Eau Claire Project contained in Fury's 2022 AIF (see "Documents Incorporated by Reference" above) is deemed to be superseded by the information contained in this short form prospectus as derived from the 2023 Eau Claire Report.

The purpose of the 2023 Eau Claire Report was to document the current Mineral Resource estimate and review work completed by the Company on the Eau Claire Project since the date of the 2018 Eau Claire PEA.

The following disclosure is derived from the Summary from the 2023 Eau Claire Report (pp 1-16).  Readers are adverted to the more detailed disclosure in the full 2023 Eau Claire Report available at Sedar+.

Overview

The Eau Claire Project comprises 446 claims, totaling 23,284 hectares(ha). Located in 1:50,000 scale NTS map sheets 33B04 and 33B05, approximately 320 km northwest of the town of Chibougamau and 800 km north of Montreal. The property is accessible, year-round, by the Route du Nord and is located 100 km north of Nemaska, serviced by commercial flights twice per week. The centre of the property is located at approximately 75.78 degrees longitude west and 52.22 degrees latitude north.

The Eau Claire Project is north of the 52nd parallel (52ºN) and as such is subject to the provisions of the James Bay and Northern Quebec Agreement (1975), and the Paix des Braves Agreement (2002). The Eau Claire Project falls within the Eeyou Istchee Territory of the Eastmain Cree First Nation, including trap line VC36 held by Dr. Ted Moses as the Cree Tallyman, and on Category III lands, as established under the James Bay and Northern Quebec Agreement.

The Eau Claire Project is located in the La Grande volcanic subprovince (2800 to 2738 Ma), east the Opinaca metasedimentary subprovince (2703 to 2674 Ma) and lies within the Eastmain Greenstone Belt (2752 to 2696 Ma). The Eau Claire gold deposit and the Percival prospect occur within a few kilometres of the Cannard Deformation Zone, a crustal scale structural break and is hosted in the Natel Formation (2739 to 2720 Ma), which is made up of komatiites, komatiitic basalt, massive to pillowed basaltic and andesitic flows of tholeiitic affinity (magnesian tholeiites and iron tholeiites), with interbedded sequences of mudstone, wacke and iron formation.

The majority of the gold mineralization identified to date at Eau Claire occurs as stacked late quartz tourmaline veining (VQTL) within interbedded mafic volcanics and volcaniclastic sequences proximal to regional D2 shear zones. Gold mineralization also occurs within altered host rock without veining occurring as centimetre to several metre wide tourmaline-actinolite ± biotite ± calcite replacement zones around vein selvages. A third style of gold mineralization recently identified in silicified breccias and quartz veins hosted in sediments and volcanic rocks proximal to iron formation on the eastern side of the Eau Claire Project. Eau Claire hosts over 12 showings, the most advanced being the Eau Claire deposit and the Percival prospect.

Since acquiring the Eau Claire Project in October 2020, Fury has initiated systematic exploration programs consisting of geological mapping, biogeochemical sampling, reinterpretation of historical geophysical data, ground based geophysical studies and diamond drilling. Drilling has focussed on exploring for extensions to the known gold mineralization at the Eau Claire deposit, as well as at the Snake Lake and Percival prospects. Large step out drilling in 2022 increased the mineralized footprint of the Eau Claire deposit by over 450m to the west. At Percival Fury intercepted 13.5 metres (m) of 8.05 g/t gold (Au) outlining a 500x100x300m zone of gold mineralization. At this time the 2020-2023 drilling is still ongoing and is not considered in the current Mineral Resources estimate.

The 2023 Mineral Resource estimate is summarized in the table below. No additional drilling within the resource has been completed and the 2018 Mineral Resource Estimate and the 2018 Block Model remains appropriate for the 2023 mineral resource calculations in opinion of Mr. Dupéré. Mr. Dupéré acknowledges that the prevailing long-term gold price assumptions are generally higher in the industry than were used for this estimate, but so are development and mining costs.

Eau Claire Gold Deposit Mineral Resource Estimate Effective as of August 30, 2023

	Open Pit (surface to 150 m)			Underground (150 m - 860 m)
Category	Tonnes	(g/t Au)	Contained Au (oz)	Tonnes	(g/t Au)	Contained Au (oz)
Measured	574,000	6.66	123,000	332,000	6.56	70,000
Indicated	636,000	5.13	105,000	2,752,000	6.27	555,000
Measured & Indicated	1,210,000	5.86	228,000	3,084,000	6.3	625,000
Inferred	43,000	5.06	7,000	2,339,000	6.56	493,000

Notes:

1. The classification of the current Mineral Resource Estimate into Measured, Indicated and Inferred is consistent with current 2014 CIM Definition Standards - For Mineral Resources and Mineral Reserves.

2. All figures are rounded to reflect the relative accuracy of the estimate.

3. All Resources are presented undiluted and in situ, constrained by 3D wireframe models (the constraining volumes), and are considered to have reasonable prospects for eventual economic extraction.

4. Mineral resources which are not mineral reserves do not have demonstrated economic viability. An Inferred Mineral Resource has a lower level of confidence than that applying to a Measured and Indicated Mineral Resource and must not be converted to a Mineral Reserve. It is reasonably expected that most of the Inferred Mineral Resources could be upgraded to Indicated Mineral Resources with continued exploration.

5. Open pit Mineral Resources are reported at a base case cut-off grade of 0.5 g/t Au within a conceptual pit shell and underground Mineral Resources are reported at a cut-off grade of 2.5 g/t Au outside the conceptual pit shell. Cut-off grades are based on a gold price of US$1,250 per ounce, a foreign exchange rate of US$0.80 and a gold recovery of 95%.

6. The results from pit optimization are used solely for the purpose of testing the "reasonable prospects for eventual economic extraction" by an open pit and do not represent an attempt to estimate mineral reserves. There are no mineral reserves on the Property. The results are used as a guide to assist in the preparation of a Mineral Resource statement and to select an appropriate resource reporting cut-off grade.

7. There is no certainty that all or any part of the Inferred Mineral Resource will be upgraded to an Indicated or Measured Mineral Resource as a result of continued exploration. There is no other relevant data or information available that is necessary to make the technical report understandable and not misleading.

The figure below presents an oblique view looking north of the Eau Claire Deposit Block Model Grades:

Figure 2 - Oblique View Looking North of the Eau Claire Deposit Block Model Grades

Mr. Frappier-Rivard and Mr. Dupéré are of the view that there are no environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors applicable to the Eau Claire Project that could be seen as precluding mineral production once normal compliance with the many environmental and other governmental requirements are met. Accordingly, none of the foregoing factors are such that they could be said to materially adversely affect the 2023 Mineral Resource estimate.

Conclusions

Drilling to 2018 at the Eau Claire deposit has outlined mineralization with three-dimensional continuity, and size and grades that can potentially be extracted economically.  Project geologists have a good understanding of the regional, local, and deposit geology and controls on mineralization.  The geological models are reasonable and plausible interpretations of the drill results.

There has been no new drilling in the immediate area of those resources last calculated in 2018, and the relationship between the long-term average metal price and operating cost assumptions have been taken into account by Mr Dupéré arriving at his 2023 mineral resource estimate.

Mineral Resources for the Eau Claire deposit were estimated assuming combined open pit and underground mining methods.  At cut-off grades of 0.5 g/t Au for open pit and 2.5 g/t Au for underground, Measured Mineral Resources are estimated to total 0.9 Mt at an average grade of 6.63 g/t Au containing 193,000 ounces gold.  At the same cut-off grades, Indicated Mineral Resources are estimated to total 3.39 Mt at an average grade of 6.06 g/t Au containing 660,000 ounces gold.  At the same cut-off grades, Inferred Mineral Resources are estimated to total 2.38 Mt at an average grade of 6.53 g/t Au containing 500,000 ounces gold. The open pit resources were constrained by a preliminary pit shell generated in Whittle software from surface to 150m below surface.  Underground resources are reported at the high cut-off grade outside of the pit shell from 150 to 860m below surface.

The limited metallurgical testwork conducted so far suggests that the gold can be recovered by conventional means, such as a combination of gravity followed by cyanide leaching of the concentrate.  Additional metallurgical testwork will be warranted if further exploration increases the size of the resource.

In 2018, significant gold mineralization was identified at the Percival prospect located 14 kilometres (km) to the east of the Eau Claire deposit. The Eau Claire deposit, the Percival prospect and various other mineral occurrences, displayed on Figure 3, are all located within the Eau Claire Property, also referred to as the Eau Claire Project. Gold mineralization at Percival has been defined within a 500x100x300m footprint within folded sulphidized and silicified breccias and quartz veining in an interbedded volcanic and sedimentary sequence. Fury recognized that the high-grade core of the Percival mineralization, represented by historical drill intercepts of 9.0m of 6.26 g/t gold, 8.5m of 7.13 g/t gold, and 2.0m of 8.47 g/t gold was parallel and slightly offset to magnetic stratigraphic units that define a steep westerly plunging fold hinge. Targeting of the fold hinge geometry has significantly expanded the Percival mineralized footprint with intercepts of up to 13.5m of 8.05 g/t Au, including 3m of 25.8 g/t Au. Exploration historically has focussed on Quartz-tourmaline veins (VQTL) within mafic volcanic sequences at Eau Claire, the recent identification of the Percival mineralization indicates there is good potential to discover additional mineralization and to add to the resource base within the Eau Claire Project.

Recommendations

Future exploration efforts should continue to focus on the Eau Claire deposit and Percival prospect styles of mineralization identified to date as it has been shown these can host significant gold grades over width.  The recommended Phase 1 work program consists of a regional portion focussed on refining known gold occurrences within the Eau Claire Project and attempting to define new prospects in areas with favourable geological and structural settings. In addition to the regional program a drill program focussed on the Eau Claire deposit designed to tie in the mineralization identified 450m with the aim of updating the current mineral resource would be completed. Additional drilling would focus on the Percival prospect and other nearby geochemical anomalies to determine the continuity and scale of gold mineralization.

The Phase 1 program is anticipated to include collection of 15,000 infill till and biogeochemical samples and 30,000 m of Diamond drilling, 20,000m at the Eau Claire deposit and 10,000m at Percival.  The Phase 1 program is estimated to cost approximately $13.5 million (Table 2).

The Phase 2 exploration program will continue to be drill intensive. An additional 20,000 - 30,000m of diamond drilling should be completed at the Eau Claire deposit to explore the down dip potential of the limb mineralization as well as tying in the newly identified mineralization at the Gap zone and to the east of the defined resource with the ongoing goal of continuing to update the Mineral Resource Estimate. An additional 20,000m of drilling should be allocated to regional targets defined from the Phase 1 program. The Phase 2 program is estimated to cost between $18 and $22.5 million, as set forth in the table below:

Phase 1
Type	Details	Cost Estimate (C$)
Labour	Staff Wages, Technical and Support Contractors	1,750,000
Assaying	Sampling and Analytical	750,000
Drilling	Diamond Drilling (30,000m at $175/m)	5,250,000
Till Sampling	Detailed sampling program	1,500,000
Land Management	Consultants. Assessment Filing, Claim maintenance	750,000
Community Relations	Community Tours, Outreach	75,000
Information Technology	Remote site communications and IT	35,000
Safety	Equipment, Training and Supplies	75,000
Expediting	Expediting	150,000
Camp Costs	Equipment, Maintenance, Food, Supplies	250,000
Freight and Transportation	Freight, Travel, Helicopter	450,000
Fuel		1,200,000
General and Administration		100,000
Sub-total		12,335,000
Contingency (10%)		1,233,500
Total		13,568,500

Phase 2
Type	Details	Cost Estimate (C$)
Labour	Staff Wages, Technical and Support Contractors	2,250,000
Drilling	Diamond Drilling (40,000 - 50,000m)	7,875,000
Assaying	Sampling and Analytical	1,000,000
Community Relations	Community Tours, Outreach	100,000
Information Technology	Remote site communications and IT	100,000
Safety	Equipment, Training and Supplies	125,000
Expediting	Expediting	250,000
Camp Costs	Equipment, Maintenance, Food, Supplies	750,000
Freight and Transportation	Fright, Travel, Helicopter	1,950,000
Fuel		3,000,000
General and Administration		500,000
Sub-total		17,900,000
Contingency (10%)		1,790,000
Total		19,690,000

Eau Claire Technical Summary

Property Description and Location

The Eau Claire Project is located in the Eeyou Istchee James Bay Territory of Northern Quebec, approximately 320 km northwest of the town of Chibougamau and 800 km north of Montreal. The property is accessible, year-round, by the Route du Nord and is located 100 km north of Nemaska, serviced by commercial flights twice per week. The centre of the property is located at approximately 75.78 degrees longitude west and 52.22 degrees latitude north in 1:50,000 scale NTS map sheets 33B04 and 33B05.

Land Tenure

As of the effective date of this report, the Eau Claire Project consists a single contiguous block totalling 446 claims covering 23,284 hectares (ha) held by Eastmain Resources Inc. a wholly owned subsidiary of Fury. The claims are in good standing as of the date hereof.

The Eau Claire Project is located north of the 52nd parallel (52ºN) and as such is subject to the provisions of the James Bay and Northern Quebec Agreement (1975), and the Paix des Braves Agreement (2002). The Eau Claire Project falls within the Eeyou Istchee Territory of the Eastmain Cree First Nation, including trap line VC36 held by Dr. Ted Moses as the Cree Tallyman, and on Category III lands, as established under the James Bay and Northern Quebec Agreement.

The figure below presents property location and claims comprising the Eau Claire Deposit:

Figure 3 - Property Location and Claims Comprising the Eau Claire Deposit

Existing Infrastructure

There is no permanent infrastructure on the Eau Claire Project.  Fury maintains a 40 person camp to support exploration activities on the Eau Claire Project.  The Eau Claire Project benefits from nearby Hydro Quebec infrastructure which allows for the project to be road accessible. Hydro power lines are present within 5km of the Eau Claire deposit.

History

Key historical events are:

  1897:  First reconnaissance survey in the area by the Geological Survey of Canada (GSC) (A. P. Low).

  1942:  Mapping of the Eastmain Greenstone Belt by the Geological Survey of Canada (GSC) (Shaw).

  1966:  Eade from the Geological Survey of Canada mapped the area of interest at a 1:1 000 000 scale.

  1971 and 1972:  Canico carried out a "winkie" drilling program (19 holes).

  1973 to 1977:  SEREM and Société de développement de la Baie-James (SDBJ) carried out geochemical surveys, prospecting, rock sampling, airborne and ground geophysics, geological mapping, and diamond drilling.

  1978:  Mapping at the 1:100 000 scale by the Ministère des Richesse Naturelle (MRN) (Franconi)

  1985 to 1990:  Westmin conducted airborne geophysics, soil geochemistry, prospecting, mapping, trenching and drilling (79 DDH, totalling 8,937 metres)

  1995 to 2001:  SOQUEM conducted soil geochemistry, geological mapping, trenching and drilling (54 DDH totalling 19,639 metres)

  2002 to 2020:  Eastmain Resources carried out geochemical and airborne geophysical surveys, geological mapping, prospecting, trenching and drilling. A total 816 diamond drilled holes, totalling 277,410.6 metres, were drilled. In 2018 discovered the Percival prospect where they drilled 13,182.6 metres in 2018 and 2019.

Geology and Mineralization

The Eau Claire Property is located in the La Grande volcanic subprovince (2800 to 2738 Ma), east the Opinaca metasedimentary subprovince (2703 to 2674 Ma) and lies within the Eastmain Greenstone Belt (2752 to 2696 Ma). The Eau Claire gold deposit and the Percival prospect occur within a few kilometres of the Cannard Deformation Zone, a crustal scale structural break and is hosted in the Natel Formation (2739 to 2720 Ma), which is made up of komatiites, komatiitic basalt, massive to pillowed basaltic and andesitic flows of tholeiitic affinity (magnesian tholeiites and iron tholeiites), with interbedded sequences of mudstone, wacke and iron formation. The Eau Claire Property  holds the Eau Claire deposit, the Percival prospect and numerous other known mineral occurrences as shown on Figure 3.

The majority of the gold mineralization identified to date at Eau Claire occurs as stacked late quartz tourmaline veining (VQTL) within interbedded mafic volcanics and volcaniclastic sequences proximal to regional D2 shear zones. Gold mineralization also occurs within altered host rock without veining occurring as centimetre to several metre wide tourmaline-actinolite ± biotite ± calcite replacement zones around vein selvages. A third style of gold mineralization recently identified in silicified breccias and quartz veins hosted in sediments and volcanic rocks proximal to iron formation on the eastern side of the Eau Claire Project. Eau Claire hosts over 12 showings, the most advanced being the Eau Claire deposit and the Percival prospect.

The veining at the Eau Claire deposit forms a crescent-shaped mineralized, surface projected footprint 1.8 kilometres long by more than 100 metres wide, which has been traced to a vertical depth of 900 metres. The deposit is split into two zones referred to the 450 West zone and the 850 West zone. Veins within the 450 West zone typically strike 85 degrees and dip 50 to 65 degrees to the south. Veins within the 850 West zone typically strike 60 degrees and dip subvertically. Mineralization exhibits both stratigraphic and structural controls though is generally defined by a westerly plunging anticline.

Gold mineralization in the Eau Claire Deposit is structurally controlled and exhibits similar geological, structural and metallogenic characteristics to Archean Greenstone-hosted quartz-carbonate vein (lode) deposits. These deposits are also known as mesothermal, orogenic, lode gold, shear-zone-related quartz- carbonate or gold-only deposits.

Significant gold mineralization was recently identified at the Percival prospect, 14 km to the east of the Eau Claire deposit. Mineralization at Percival has been defined within a 500x100x300m footprint associated with folded sulphidized and silicified breccias and quartz veining in an interbedded volcanic and sedimentary sequence. Fury recognized that the high-grade core of the Percival mineralization, represented by historical drill intercepts of 9.0m of 6.26 g/t gold, 8.5m of 7.13 g/t gold, and 2.0m of 8.47 g/t gold was parallel and slightly offset to magnetic stratigraphic units that define a steep westerly plunging fold hinge. Targeting of the fold hinge geometry has significantly expanded the Percival mineralized footprint with intercepts of up to 13.5m of 8.05 g/t Au, including 3m of 25.8 g/t Au. Exploration historically has focussed on VQTL within mafic volcanic sequences at Eau Claire, the recent identification of the Percival mineralization indicates there is good potential to discover additional mineralization and to add to the resource base within the Eau Claire Project.

Exploration Status

The Eau Claire deposit is at the Mineral Resource development stage.  The remainder of the Eau Claire Project is at the early exploration stage.

From 2020 through to 2022, Fury completed a total of 79 diamond drill holes for approximately 52,960 m on the Eau Claire Project.  The drill program consisted of i) an extension phase focused on extensions to the known vein corridors along strike from the Eau Claire resource ("Extension Program"); ii) an exploration phase designed to test targets along the 4.5km long deposit trend ("Exploration Program") and iii) an exploration phase of drilling designed to test targets at the Percival prospect 14km east of the Eau Claire Deposit.

The Company is currently actively exploring the Eau Claire Project with a goal of between 10,000 and 15,000m of drilling in 2023. Results from the first three 2023 diamond drill holes at the Hinge Target were released on August 3rd, 2023. Drill holes 23EC-063 and 23EC-064 have expanded the Hinge Target gold mineralization 50m up-dip and 75m to the west respectively.  Drill hole 23EC-064 represents the first of a series of infill drill holes designed to tighten up the spacing of the 2022 Hinge Target drilling to a nominal spacing of 60-80m. Importantly, the broad intercepts of 14.0m of 2.37 g/t Au, 6.0m of 2.77 g/t Au and 6.5m of 2.66 g/t Au continue to show the overall strength of the mineralized system within the Hinge Target.

Mineral Resources

The Mineral Resources at the Eau Claire Deposit are estimated to be approximately 0.9 Mt of Measured Mineral Resources grading 6.63 g/t Au containing 193,000 ounces gold, Indicated Mineral Resources of 3.39 Mt grading 6.06 g/t Au containing 660,000 ounces gold and 2.38 Mt of inferred Mineral Resources at an average grade of 6.53 g/t Au containing 500,000 ounces gold.

The estimate was carried out using a block model method constrained by wireframe grade-shell models, with Inverse Distance Cubed (ID3) weighting.  To fulfil the resource criteria of "reasonable prospects for eventual economic extraction", a preliminary pit shell was generated from the open pit model.  Blocks from the open pit model captured within this shell were considered eligible for reporting as open pit resources. Open pit resources were considered from surface to 150m below surface and underground resources were those blocks 150 - 860m below surface.

The 2023 Mineral Resource Estimate (MRE) was prepared using 2019 CIM Best Practice Guidelines for mineral resource estimation. The wireframe grade shell models represent the drilled mineralization and are suitable for use in block model estimations. The Eau Claire deposit meets the criteria of reasonable prospects for eventual economic extraction in the combined open pit and underground portions of the MRE.

There is no mineralization that qualifies as Mineral Reserves on the Eau Claire Project.

Committee Bay Project, Nunavut, Canada

The following disclosure relating to the Committee Bay Project is the Summary  from the 2023 Committee Bay Report (pp 1-15) the full text of which is available electronically under the Company's profile page on SEDAR+. The narrative has been augmented by two  figures drawn from the body of the Committee Bay Report. The authors of the 2023 Committee Bay Report were Mr. Bryan Atkinson, P.Geo is the Senior Vice President Exploration of the Company and Mr. Andrew Turner, P.Geol., Principal of APEX Geoscience Ltd. (APEX). The full text of the 2023 Committee Bay Report contains additional assumptions, qualifications, references, and procedures which are beyond the scope of this short form prospectus. The purpose of the 2023 Committee Bay Report was to document the current Mineral Resource estimate and review the work completed by the Company on the Committee Bay Project since the last technical report entitled "Technical Report on the Committee Bay Project, Nunavut Territory, Canada" dated October 23, 2017,  (the "2017 Committee Bay Report"). The 2023 Committee Bay Report supersedes all previous technical reports related to that project, including the 2017 Committee Bay Project. All information of a scientific or technical nature contained below has been reviewed and approved by Bryan Atkinson, P.Geo, the Company's Senior Vice President Exploration, and a qualified person for the purposes of NI 43-101. The disclosure on the Committee Bay Project contained in the 2022 AIF is deemed to be superseded by the disclosure on the Committee Bay Project presented below.

The following disclosure is the Summary contained in the 2023 Committee Bay Report (pp 1-16).  Readers are adverted to the more detailed disclosure in the full 2023 Eau Claire Report available at Sedar+.

Overview

The Committee Bay Project comprises 156 claims and 57 crown leases, totalling 254,933.10 hectares (ha). located in 1:250,000 scale NTS map sheets 56J, 56K, 59O and 56P, approximately 430 km northwest of the town of Rankin Inlet.  The Committee Bay Project is accessible only by air.

The Committee Bay Project area is underlain by Archean and Proterozoic rocks extensively covered by Quaternary glacial drift in the northern part of the Churchill Structural Province (Heywood and Schau, 1978). The focus of gold exploration in the area has been the granite-greenstone terrane of the Archean Prince Albert group (PAg).

The Committee Bay area comprises three distinct Archean-aged subdomains including the PAg, Northern Migmatite subdomains and the Walker Lake intrusive complex. The PAg subdomain contains abundant supracrustal rocks of the lower and middle Prince Albert group. The lower PAg comprises basalts, komatiites and 2732 Ma rhyolite while the middle PAg consists of a sequence of iron formation, psammite, semipelite and <2722 Ma quartzite. The middle PAg is overlain by a 2711 Ma dacite while both the lower and middle PAg were cut by 2718 Ma synvolcanic intrusions and post-volcanic intrusions aged 2610 to 2585 Ma.

The majority of the gold mineralization identified to date within the Committee Bay Greenstone Belt (CBGB) is hosted in silicate, oxide, and/or sulphide facies iron formation. Gold mineralization has also been identified in shear hosted quartz veins in sediments and volcanic rocks throughout the belt. The CBGB hosts over 40 showings, the most advanced being the Three Bluffs deposit.

Since acquiring the Committee Bay Project in 2015, the Company has initiated a comprehensive exploration programs consisting of geological mapping, till sampling, aerial drone imagery, a combined airborne magnetic gradiometer and electromagnetic survey, and rotary air blast (RAB) and diamond drilling. In 2021 Fury intercepted 10m of 13.93 g/t Au within a crenulated meta-sediment 120m outside of the defined Three Bluffs resource.

The 2023 Mineral Resource Estimate is summarized in the following table. No additional drilling within the resource has been completed and the 2017 Mineral Resource Estimate and the 2017 block model remains appropriate for the 2023 mineral resource calculation in the opinion of Mr. Turner. Mr. Turner acknowledges that some other parties may be using somewhat higher long-term gold price assumptions than were used for this estimate.

Three Bluffs Mineral Resource Effective as of September 11, 2023

Classification	Mining Scenario	Au Cutoff (g/t)	Tonnes (000 t)	Average Gold (g/t)	Contained Au (troy ounces)
Indicated	OP	3.0	1,761.9	7.72	437,467
	UG	4.0	313	8.57	86,368
	Total		2,075	7.85	523,835

Inferred	OP	3.0	592.4	7.57	144,126
	UG	4.0	2342	7.65	576,238
	Total		2,934	7.63	720,364

Notes:

1. Mineral Resources are not Mineral Reserves as they do not have demonstrated economic viability, although, as per CIM requirements, the Mineral Resources reported above have been determined to have demonstrated reasonable prospects for eventual economic extraction.

2. The Mineral Resources were estimated in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum (CIM), CIM Standards on Mineral Resources and Reserves, Definitions (2014) and Best Practices Guidelines (2019) prepared by the CIM Standing Committee on Reserve Definitions and adopted by the CIM Council.

3. The Mineral Resources Committee Bay Gold Project was initially reported in Ross (2017) - QP David A. Ross, M.Sc., P.Geo, effective date of May 31, 2017.

4. The resources reported above are reviewed in detail within this Report and are accepted as current by the Qualified Person, Mr. Andrew J. Turner, B.Sc., P.Geol., of APEX Geoscience Ltd.

5. The Cutoff grades were determined using average block grade values within the estimation domains and an Au price of US$1,200/oz, and Process Recovery of 93%, Open Pit mining costs of C$10.00/t, Underground mining costs of C$70.00/t, Process and G&A costs of approximately C$75/t and an exchange rate of 1.25 US$/C$.

6. A bulk density values value of 3.15 t/m3 was assigned based on available SG measurements.

7. Differences may occur in totals due to rounding.

The 2023 Mineral Resource Estimate (2023 MRE) follows the 2019 CIM Best Practice Guidelines for mineral resource estimation. The wireframe gradeshell models represent the drilled mineralization and are suitable for use in block model estimations. The Three Bluffs deposit meets the criteria of reasonable prospects for eventual economic extraction in the combined open pit and underground portions of the MRE. Relatively high cut-off grades of 3.0 g/t Au for the open pit and 4.0 g/t for the underground resource were selected for reporting the Three Bluffs MRE due to the modelled mineralization showing reasonable continuity at higher grades. The remote nature of the Three Bluffs deposit lends itself to economic extraction through a low tonnage high grade scenario as assumed by the current MRE. By way of comparison, Agnico Eagles Amaruq Nunuvut project is in production and is estimated to contain open pit proven and probable mineral reserves of 1.4 million ounces of gold (12.4 million tonnes grading 3.56 g/t gold) (Website Source:  Agnico Eagle Mines Limited - Operations - Operations - Meadowbank Complex)

According to a relatively recent report, "Nunavut's mining industry now significantly outpacing the N.W.T.'s Nunavut on 'strong growth track', says chamber of mines (Source :CBC News · Posted: Jul 29, 2021)" Nunuvut should be seen as welcoming to mining. The author is of the view that there are no environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant factors applicable to the Committee Bay Project that could be seen as precluding mineral production once compliance with the many environmental and other governmental requirements are met. Accordingly, none of the foregoing are such that they could be said to materially adversely affect the 2023 Mineral Resource estimate.

The following figure presents a view of the Committee Bay Deposit illustrating grade continuity of resource blocks above cutoff (≥ 4.0 g/t Au) and potential mineable shapes:

Figure 4 - View of the Committee Bay Deposit

Conclusions

Drilling to 2013 at Three Bluffs has outlined mineralization with three-dimensional continuity, and size and grades that can potentially be extracted economically.  Project geologists have a good understanding of the regional, local, and deposit geology and controls on mineralization.  The geological models are reasonable and plausible interpretations of the drill results.

There has been no new drilling in the immediate area of the resources which were last calculated in 2013 and restated in 2017, and the long-term average metal price and operating cost assumptions used herein are appropriate.

Mineral Resources for the Three Bluffs deposit were estimated assuming combined open pit and underground mining methods.  At cut-off grades of 3.0 g/t Au for open pit and 4.0 g/t Au for underground, Indicated Mineral Resources are estimated to total 2.07 Mt at an average grade of 7.85 g/t Au containing 524,000 ounces gold.  At the same cut-off grades, Inferred Mineral Resources are estimated to total 2.93 Mt at an average grade of 7.64 g/t Au containing 720,000 ounces gold.  The open pit resources were constrained by a preliminary pit shell generated in Whittle software.  Underground resources are reported at the high cut-off grade outside of the pit shell.

The limited metallurgical testwork conducted so far suggests that the gold can be recovered by conventional means, such as a combination of gravity and flotation followed by cyanide leaching of the concentrate.  Additional metallurgical testwork will be warranted if further exploration increases the size of the resource.

In 2021, significant gold mineralization associated with crenulated metasediments within a regional shear zone running sub-parallel to the iron formation host of the Three Bluffs deposit was identified. Shear zone hosted gold mineralization represents a style of gold mineralization that has been historically under explored within the Committee Bay Project. Exploration historically has focussed on magnetic iron formation stratigraphy up ice of gold in till or gold bearing boulder occurrences. Across the Committee Bay supracrustal belt there are several significant gold in till anomalies that have yet to be explained and do not appear to be sourced from nearby iron formation units.  There is good potential to discover additional mineralization and to add to the resource base within the Committee Bay Project.

Recommendations

Future exploration efforts should focus on shear zones in proximity to regional gold in till anomalies as it has been shown these can host significant gold grades over width.  The recommended Phase 1 work program consists of a regional portion focussed on under explored shear zone hosted gold as well as a drill program focussed on the Three Bluffs deposit to determine the continuity of the shear zone hosted mineralization immediately adjacent to the resource.  The Phase 1 program will consist of a desktop analysis of the known gold in till anomalies to identify those not linked to iron formation. The field portion of Phase 1 will consist of boulder mapping, and infill till sampling to identify the highest probability targets to be drill tested along shear zones with known regional gold anomalies.

The Phase 1 program is anticipated to include collection of 15,000 infill detailed till samples and 7,500 m of Diamond drilling along the shear zone sub-parallel to the Three Bluffs deposit.  The Phase 1 program is estimated to cost approximately $5 million (Table 2).

A Phase 2 exploration program will be drill intensive. An additional 10,000 - 15,000m of diamond drilling should be completed at the Three Bluffs deposit to explore the down dip potential of the limb mineralization as well as tying in the newly identified shear zone hosted mineralization with the ultimate goal of updating the Mineral Resource Estimate. An additional 10,000m of drilling should be allocated to regional targets defined from the Phase 1 program. The Phase 2 program is estimated to cost between $15 and $20 million, as detailed in the table below

Recommended Work Programs for 2024 and beyond

Phase 1

Type	Details	Cost Estimate (C$)
Labour	Staff Wages, Technical and Support Contractors	350,000
Assaying	Sampling and Analytical	150,000
Drilling	Three Bluffs Diamond Drilling (7,500 meters at $220/m)	1,650,000
Till Sampling	Detailed sampling program	120,000
Land Management	Consultants. Assessment Filing, Lease Payments	250,000
Community Relations	Community Tours, Outreach	30,000
Information Technology	Remote site communications and IT	35,000
Safety	Equipment, Training and Supplies	15,000
Expediting	Expediting (Rankin Inlet, Baker Lake, Churchill)	150,000
Camp Costs	Equipment, Maintenance, Food, Supplies	250,000
Freight and Transportation	Freight, Travel, Helicopter, Fixed Wing	450,000
Fuel		1,000,000
General and Administration		100,000
Sub-total		4,550,000
Contingency (10%)		455,000
Total		5,005,000
Phase 2

Type	Details	Cost Estimate (C$)
Labour	Staff Wages, Technical and Support Contractors	1,750,000
Drilling	20,000 - 25,000 m Diamond Drilling at Three Bluffs and regional	6,500,000
Assaying	Sampling and Analytical	750,000
Community Relations	Community Tours, Outreach	50,000
Information Technology	Remote site communications and IT	150,000
Safety	Equipment, Training and Supplies	75,000
Expediting	Expediting (Rankin Inlet, Baker Lake, Churchill)	550,000
Camp Costs	Equipment, Maintenance, Food, Supplies	1,250,000
Freight and Transportation	Freight, Travel, Helicopter, Fixed Wing	1,950,000
Fuel		2,750,000
General and Administration		400,000
Sub-total		16,175,000
Contingency (10%)		1,617,500
Total		17,792,500

Committee Bay Technical Summary

Property Description and Location

The Committee Bay Project is located in the eastern part of the Kitikmeot Region of Nunavut, approximately 430 km northwest of the town of Rankin Inlet, Nunavut.  The Committee Bay Project is only accessible by air, either from Kugaaruk, Baker Lake or Rankin Inlet, Nunavut Territory.  The Committee Bay Project is centred at approximately 7,400,000m N and 570,000m E (NAD 83, Zone 15N) in 1:250,000 scale map sheets 56J (Waker Lake), 56K (Laughland Lake), 56O (Arrowsmith River) and 56P (Ellice Hills).

Land Tenure

As of the effective date of this report, the Committee Bay Project consists several non-contiguous blocks totalling 57 crown leases and 156 claims totalling approximately 254,933.10ha held by North Country Gold Corp. (NCG), a wholly owned subsidiary of Fury.  The leases and claims are in good standing as of the date hereof.

The figure below presents property location and crown leases and claims comprising the Committee Bay Deposit:

Figure 5 - Property Location and Crown Leases and Claims Comprising the Committee Bay Deposit

Existing Infrastructure

There is no permanent infrastructure on the Committee Bay Project.  Fury maintains four camps to support seasonal exploration campaigns in various portions of the Committee Bay Project, namely the Hayes Camp (100 person capacity), the Bullion Camp (20 to 40 person capacity), the Crater Camp (20 to 40 person capacity) and the Ingot Camp (10 person capacity).  The Committee Bay Project also benefits from a 914 m, graded, esker airstrip at the Hayes Camp, a permitted, seasonally prepared 1,580 m winter ice airstrip, which is constructed on the adjacent Sandspit Lake, and 320 m tundra airstrip at the Bullion Camp.  A drill water system is maintained at the Three Bluffs site.

History

Key historical events are:

  1961 and 1967:  Mapping done in the area by the Geological Survey of Canada (GSC).

  1970:  King Resources Company conducted reconnaissance geological mapping and sampling in the Laughland Lake and Ellice Hills areas.  Follow-up work includes geophysics and detailed mapping, trenching, and sampling.

  1970, 1974, and 1976:  Cominco Ltd. carried out reconnaissance and detailed geological mapping, ground geophysics, and sampling in the Hayes River area.

  1971:  The Aquitaine Company conducted airborne electromagnetic (EM) and magnetometer surveys.

  1972 to 1977:  Detailed re-mapping of the area was done by the GSC.

  1979:  Urangesellschaft Canada Ltd. carried out reconnaissance airborne radiometric surveys and prospecting for uranium in the Laughland Lake area.

  1986:  Wollex carried out geological mapping and rock sampling in the West Laughland Lake area.

  1992:  GSC conducted geological re-assessment of the mineral potential of the Prince Albert Group.

  1994:  Channel sampling carried out over the Three Bluffs area but the results were lost.

  1996:  Terraquest Ltd. conducted a high-resolution airborne magnetometer survey.

  1997 to 1998:  P.H. Thompson Geological Consulting Ltd. conducted regional geological mapping in the Three Bluffs area.

  1999 to 2002:  GSC conducted a multi-disciplinary study of the Committee Bay Greenstone Belt.

  1992 to 2012:  Apex Geoscience Ltd. (Apex) carried out prospecting, rock sampling, gridding, airborne and ground geophysics, geological mapping, and reverse circulation and diamond drilling on several of the gold targets including Three Bluffs, Three Bluffs West, West Plains, Anuri, Inuk, Antler, and Hayes.

Geology and Mineralization

The Committee Bay Property is situated in the Churchill Structural Province underlain by Archean and Proterozoic rocks and extensively covered by Quaternary glacial drift.  It comprises three distinct Archean sub-domains (Prince Albert Group, Northern Migmatite, and Walker Lake Intrusive Complex).

The CBGB, which hosts the gold occurrences discussed in this report, is composed of Prince Albert Group rocks.  These are bounded by the wide, northeast-striking Slave-Chantrey mylonite belt to the northwest and by the Amer and Wager Bay shear zones to the south.  Two major fault systems, the northeast-striking Kellet fault and the northwest-striking Hayes River fault, intersect the central portion of the CBGB and cut the Prince Albert Group rocks.  Gold occurrences in the CBGB appear to be spatially related to the major shear systems and their sub-structures indicating the potential for the re-mobilization of mineral-bearing fluids along these structures.

The regional strike of rock units in the West Laughland Lake area is generally north but shows a degree of variability.  Units, generally vertically dipping in much of the CBGB, have a more moderate to shallow dip at Four Hills.  Rocks generally strike northeast from Four Hills east to Committee Bay.  In the Hayes River area, the east-striking Walker Lake shear zone is the dominant structure.  Dips in the Hayes River area are generally sub-vertical and there is evidence of flexural shear and silicification along lithological contacts between iron formation and talc-actinolite schist (meta-komtiite). Rocks of the Curtis River area, approximately 120 km northeast of the Hayes River area, strike northeast and dip sub-vertically.

Three low, rounded, rusty outcrops, called West, Central, and East, comprise the Three Bluffs gold occurrence.  Gold mineralization is hosted in gossanous, predominantly oxide, silicate, and sulphide facies iron formations.  Iron formation thicknesses range from 25 m to 30 m at the West Bluff to 55 m at the Central Bluff.  The Three Bluffs iron formation maintains a thickness of 10 m for a minimum strike length of 1.8 km and is at least 55 m thick for 700 m.  The iron formations are poorly banded to massive with locally sheared, quartz-veined intervals of up to three metres near lithological contacts.  Chlorite and epidote alteration indicates either lower amphibolite grade metamorphism (epidote-amphibolite facies) or the result of retrograde greenschist facies metamorphism associated with gold deposition.  Local mineralization, composed of disseminated pyrite and pyrrhotite, can occupy up to 50% of the rock volume.

Exploration Status

The Three Bluffs deposit is at the Mineral Resource development stage.  The remainder of the Committee Bay Project is at the early exploration stage.

From 2015 through to 2021 (no work in 2022), Fury completed a total of 275 rotary air blast (RAB) drill holes for approximately 47,540 m and 38 diamond drill holes for approximately 14,005 m on the Committee Bay Project.  This drilling was located on new targets and prospects and does not affect the current Mineral Resources. RAB drilling is cheaper and considered to have somewhat less reliability than reverse circulation or core drilling.

Mineral Resources

The Mineral Resources at the Three Bluffs Deposit are estimated to be approximately 2.07 million tonnes of Indicated Mineral Resources grading 7.85 g/t Au, containing 524,000 ounces of gold, and 2.93 million tonnes of Inferred Mineral Resources grading 7.64 g/t Au, containing 720,000 ounces of gold.

The estimate was carried out using a block model method constrained by wireframe grade-shell models, with Inverse Distance Cubed (ID3) weighting.  Two sets of wireframes and block models were employed: one contemplated open pit mining and the other, underground mining.  A lower set of cut-off criteria were used for the open pit versus the underground to reflect the lower costs that should be incurred by mining from surface.  To fulfil the resource criteria of "reasonable prospects for eventual economic extraction", a preliminary pit shell was generated from the open pit model.  Blocks from the open pit model captured within this shell were considered eligible for reporting as open pit resources.  The same pit shell was applied to the underground model, except that blocks from this model were included in the resource only if they were outside of the shell. The underground portion of the mineral resource is constrained within a wireframe constructed with minimum 2m widths factored in and thus fulfills the criteria of a mineable shape.

The 2023 Mineral Resource Estimate (MRE) was prepared using 2019 CIM Best Practice Guidelines for mineral resource estimation. The wireframe grade shell models represent the drilled mineralization and are suitable for use in block model estimations. The Three Bluffs deposit meets the criteria of reasonable prospects for eventual economic extraction in the combined open pit and underground portions of the MRE. Relatively high cut-off grades of 3.0 g/t Au for the open pit and 4.0 g/t for the underground resource were selected for reporting the Three Bluffs MRE due to the modelled mineralization showing reasonable continuity at higher grades. The remote nature of the Three Bluffs deposit lends itself to economic extraction through a low tonnage high grade scenario as assumed by the current MRE.

There is no mineralization that qualifies as Mineral Reserves on the Committee Bay Project.

Éléonore South Joint Venture ("ESJV"), Québec, Canada

The ESJV is not currently considered a material project based on the Company's investment to-date and near-term expenditure plans; however, it may become material in the future. On September 12, 2022, the Company and its joint venture partner Newmont, through their respective subsidiaries, completed the acquisition of the remaining approximately 23.77% participating interest of Azimut Exploration Inc. in the ESJV, on a pro-rata basis. As a result of the transaction, the 100% ESJV participating interests are now held 50.022% by the Company and 49.978% by Newmont with Fury Gold remaining operator under an amended and restated joint operating agreement.

The Éléonore South property is strategically located in an area of prolific gold mineralization within the Eeyou Istchee James Bay gold camp and is locally defined by Newmont's Éléonore mine and Sirios Resources' Cheechoo deposit. The property has been explored over the last 12 years by the joint venture focused on the extension of the Cheechoo deposit mineralization within the portion of the Cheechoo Tonalite on the joint venture ground. Approximately 27,000m of drilling in 172 drill holes, covering only a small proportion of the property at the Moni and JT prospects has been completed. Notable drill intercepts include 53.25m of 4.22 g/t gold (Au); 6.0m of 49.50 g/t Au including 1.0m of 294 g/t Au and 23.8m of 3.08 g/t Au including 1.5m of 27.80 g/t Au.

In December 2020, Fury Gold announced the recognition of a large-scale gold in till anomaly on the Éléonore South property through a review of historical datasets. This target has not been drill tested. In September 2021 the ESJV initiated a field program designed to refine the broad geochemical anomaly into discrete targets for further follow up and eventual drill testing. Additionally, a regional survey was completed on the southern third of the property where no historical systematic sampling had been completed.

During the third quarter of 2022 an orientation biogeochemical sampling survey was completed over a buried fold hinge target interpreted to be hosted within the same sedimentary rock package as Newmont's Éléonore mine. A total of 641 biogeochemical samples were collected. In addition to the biogeochemical orientation survey the Company completed a rock sampling program within the nine discrete gold in soil anomalies identified from the 2021 field work. The nine discrete gold in till anomalies are centered on an east-west structural corridor that separates intrusives to the south and sediments to the north. The importance of this new structural framework is that the newly defined gold in till anomalies are located along deep-rooted structures clearly visible in the geophysical data. Based on the elemental associations observed of gold with arsenic, bismuth and tungsten, in both the historical and infill sampling the most likely style of mineralization to be encountered in the nine targets will be the Cheechoo style observed at the JT and Moni zones.

The Company and its joint venture partner are currently in discussions around defining a 2023 exploration program to advance certain targets to the drill stage along with exploration to develop additional targets.

Shares of Dolly Varden Silver Corporation

On December 6, 2021, Dolly Varden acquired 100% of Fury’s subsidiary, Homestake Resource Corporation in exchange for a $5 million cash payment and the issuance of 76,504,590 common shares of Dolly Varden and currently owns 59,504,590 common shares of Dolly Varden, representing approximately 23.4% of Dolly Varden’s outstanding common shares. Fury has certain rights and obligations as a principal shareholder of Dolly Varden pursuant to an investor rights agreement. These rights and restrictions are described in the 2022 AIF and Fury is essentially able, subject to a right of Dolly Varden to direct the sales, to sell these shares. As of the date hereof Dolly Varden shares traded in the 12-month range of between $0.52 and $1.24 with an average daily volume of approximately 223,000 shares (source Yahoo Finance). On October 11, 2023 the closing price of Dolly Varden common shares on the TSX Venture Exchange was $0.73.  Investors are cautioned that no assurance can be given that the market prices and volumes for Dolly Varden shares will continue to prevail and allow the Company to realize material cash from a sale or partial sale of this investment. An investment in Dolly Varden, a junior resource issuer, is subject to many of the same risks as apply to an investment in the Company.

Planned Exploration Programs

The Company plans to undertake the following exploration programs during the 12 months following the date of this Prospectus.  The exploration and regional exploration programs on the Eau Claire Project will be completed as part of the completion of Phase 1 on the recommended exploration programs on the Eau Claire Project, as recommended by the 2023 Eau Claire Report and outlined above. The recommended Phase 1 program consists principally of 30,000 meters of diamond drilling of which 2/3 is on the Eau Claire Deposit and 1/3 on regional targets such as Percival. The Company expects that completing Phase 1 will likely take about 3 years so has assumed 10,000 meters per calendar year. The Company anticipates drilling on the Eau Claire Project will aggregate approximately 10,000 metres over the next twelve months (to September 30, 2024). This figure represents some 3,000 meters in 2023 outside of the Phase 1 and 75% approximately of the 10,000 meters to be completed by December 31, 2024. The 12-month budget therefore is as follows:

Exploration Program	Projected Cost ($,000's)
Eau Claire Project: • 2023/2024(to Q3) Exploration Programs: (i) completion of 2023 drill program focused in Q4 2023 on the Hinge Target to follow up on results to date and advance the Eau Claire Project (3000 meters); (ii) completion Q3 2024 of 75% of the Phase I Program to per the Eau Claire report. • Objective: expanding the gold mineralization footprint at the Hinge Target and Gap Zone while increasing drill density to be able to provide an updated mineral resources estimate.	4,300
Eau Claire Project - Regional Exploration: • Regional Exploration Program: completion of drilling at the Percival prospect to further advance the Eau Claire Project. Continue the regional exploration program at Lac Clarkie and within the broader Eau Claire Project. • Objective: Follow up on the 2022 Percival drilling to better define the overall potential of Percival proper and incorporate Percival into an updated mineral resource estimate. Continue to advance regional prospect through the exploration pipeline to the drill stage.	2,100
Éléonore South Joint Venture: • Exploration Program: completion of a 3,000m drill program at certain high priority targets at the Éléonore South Joint Venture, and the regional exploration program with further surface sampling work to expand on the initial 2021 and 2022 findings. • Objective: Maiden drill program to test 6 priority geochemical targets to determine their potential to host significant gold mineralization while continuing to advance other targets and prospects to the drill stage.	1,000

USE OF PROCEEDS

Detailed Information regarding the use of proceeds and the amounts of net proceeds to be used for any specific drawdown by sale of Securities under this Prospectus will be set forth in the applicable Prospectus Supplement.

The Company is an exploration stage company and has not generated positive cash flow from operations. During the year ended December 31, 2022 and the six months ended June 30, 2023, the Company generated no operating revenue from the activities on its property interests and had negative cash flow from operating activities. The Company anticipates that it will continue to have negative operating cash flow until such time that commercial production is achieved at one or more of its properties. To the extent that the Company has negative cash flows in future periods, it may need to deploy a portion of net proceeds from the sale of Securities to fund such negative cash flow. See "Risk Factors - The Company has a history of negative operating cash flow and may continue to experience negative operating cash flow".

The Company currently anticipates that its current financial resources will be sufficient to fund its planned operations for the 12 months from the date of this Prospectus, as set out below.

As at June 30, 2023, the Company had working capital of approximately $12.5 million, which the Company defines as total current assets less total current liabilities including a cash balance of $14.0 million (which excludes $0.1 million of restricted cash). Since June 30, 2023 to the date of this prospectus the Company's working capital is estimated to have declined by approximately $4 million to pay for 2023 exploration and general corporate costs. It should be noted the Company's working capital as at June 30, 2023 includes a non-cash flow-through share premium liability in the amount of approximately $3.3 million which is eliminated ratably as the Company incurs exploration costs.  Adjusting for this non-cash liability, the Company's effective available working capital to fund its exploration programs and general corporate and administrative expenditures is presently approximately $11.7 million. The Company does not include its shares in Dolly Varden (current market value $38 million) in working capital because it accounts for these shares as an affiliated entity. The Dolly Varden shares are now eligible for sale and there is a reasonably liquid market for them.

The Company has anticipated cash requirements of approximately $11.9 million in the 12 months following the date of this Prospectus, primarily to complete the exploration programs summarized above under "Description of the Business - Planned Exploration Programs" and to fund working capital and operating, general and administrative expenses of the Company, which are set out in the chart below.

Expected Cash Requirements (Over the 12 Month Period from the date of this Prospectus)	Amount ($ million)
Eau Claire Project: 2023/2024(to Q3) Exploration Program: as detailed above under "Description of the Business - Planned Exploration Programs".	$4.3
Eau Claire Project - Regional Exploration: Exploration Program: as detailed above under "Description of the Business - Planned Exploration Programs".	$2.1
Éléonore South Joint Venture: Exploration Program: as detailed above under "Description of the Business - Planned Exploration Programs".	$1.0
General corporate and administrative expenses Insurance Salaries and employee costs Professional fees and regulatory costs Marketing and community engagement General office and computer related costs	$0.7 $1.4 $0.9 $1.0 $0.5 $4.5
TOTAL	$11.9

The Company's expected cash requirements for the 12 months following the date of this Prospectus outlined above are based on management's current expectations and assume, among other things, that:

• the Company completes the exploration plans outlined above under "Planned Exploration Programs",

• no additional funds are raised by the Company in the 12 months following the date of this Prospectus and no shares of Dolly Varden are sold; and

• general and administrative expenses will fall within the Company's forecasted and committed expenditure range of between $0.3 million and $0.4 million per month.

The Company expects to be able to complete the exploration plans outlined above under "Planned Exploration Programs" with its available cash and working capital, including the potential sale of available Dolly Varden shares.  To the extent that the Company does not have sufficient cash and working capital, the Company may consider a sale of a portion of its share position in Dolly Varden Silver Corp., as described above, as these shares are no longer subject to any material restriction on sale.  The Company does not have any present intention to sell any of these shares but may from time-to-time evaluate a potential sale of a portion of these shares to generate to funds its ongoing operations.

DESCRIPTION OF AUTHORIZED SECURITIES

The Company's authorized share capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares in the capital of the Company (the "Preferred Shares"). As at October 11, 2023, 145,547,450 Common Shares and no Preferred Shares were issued and outstanding.

Common Shares

Each Common Share entitles the holder to: (i) one vote at all meetings of shareholders (except meetings at which only holders of a specified class of shares are entitled to vote); (ii) receive, subject to the rights of holders of another class of shares, any dividend declared by the board of directors; and (iii) receive, subject to the rights of the holders of another class of shares, the remaining property of Fury Gold on the liquidation, dissolution or winding up of Fury Gold, whether voluntary or involuntary, or for the purposes of a reorganization or otherwise or upon any distribution of capital, on a pro-rata basis. No pre-emptive, redemption, sinking fund or conversion rights are attached to the Common Shares.

Any Prospectus Supplement for Common Shares will set forth the terms and other information with respect to the Common Shares being offered thereby, including: (i) the number of Common Shares offered; (ii) the offering price (in the event that the offering is a fixed price distribution); (iii) the manner of determining the offering price(s) (in the event that the offering is not a fixed price distribution); and (iv) any other material specific terms.

Preferred Shares

Preferred Shares may be issued from time to time in one or more series, and the board of directors may fix from time to time before such issue the number of Preferred Shares, the designation, rights and privileges attached thereto including any voting rights, dividend rights, redemption, purchase or conversion rights, sinking fund or other provisions. Preferred Shares generally rank in priority over Common Shares and any other shares ranking by their terms junior to the Preferred Shares as to dividends and return of capital upon, liquidation, dissolution or winding up of the Company or any other return of capital or distribution of the assets of the Company.

Policy of No Dividends

The Company will not pay dividends for the foreseeable future as all cash will be used for operating activities.

DESCRIPTION OF SECURITIES WHICH MAY BE OFFERED FOR SALE

Common Shares

The Company may offer Common Shares, as described above under "Description of Authorized Securities - Common Shares".

Preferred Shares

The Company may offer Preferred Shares, as described above under "Description of Authorized Securities - Preferred Shares". The particular terms and provisions of the Preferred Shares offered pursuant to a Prospectus Supplement, and the extent to which the general terms described below apply to those Preferred Shares, will be described in such Prospectus Supplement. The following description and any description of Preferred Shares in the applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable subscription receipt agreement and, if applicable, collateral arrangements and depositary arrangements relating to such Preferred Shares.

The rights and restrictions of any offered Preferred Shares will be designated by the Company's board of directors in accordance with the Company's articles and the BCBCA. Any Prospectus Supplement for Preferred Shares will contain the terms and conditions and other information with respect to the Preferred Shares being offered thereby, and may include, where applicable: (i) the series and number of Preferred Shares offered; (ii) the price at which the Preferred Shares will be offered; (iii) the voting rights of the Preferred Shares; (iv) the rights of the holders of the Preferred Shares to receive any dividends and the priority of these dividends in relation to dividends paid to the holders of the Common Shares; (v) any right to convert the Preferred Shares into Common Shares; (vi) the amount of any liquidation preference associated with the Preferred Shares; (vii) the rights of the holders of the Preferred Shares upon the insolvency, liquidation or winding-up of the Company; (viii) any other rights, privileges, restrictions and conditions attaching to the Preferred Shares; (ix) any risk factors associated with the Preferred Shares and underlying Securities; and (xi) any other material specific terms.

Subscription Receipts

The following sets forth certain general terms and provisions of the Subscription Receipts. The Company may issue Subscription Receipts that may be exchanged by the holders thereof for Securities upon the satisfaction of certain conditions. The particular terms and provisions of the Subscription Receipts offered pursuant to a Prospectus Supplement, and the extent to which the general terms described below apply to those Subscription Receipts, will be described in such Prospectus Supplement. The following description and any description of Subscription Receipts in the applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable subscription receipt agreement and, if applicable, collateral arrangements and depositary arrangements relating to such Subscription Receipts.

The Subscription Receipts will be issued under one or more subscription receipt agreements.

Any Prospectus Supplement for Subscription Receipts will contain the terms and conditions and other information with respect to the Subscription Receipts being offered thereby, and may include, where applicable: (i) the number of Subscription Receipts; (ii) the price at which the Subscription Receipts will be offered and whether the price is payable in instalments; (iii) conditions to the exchange of Subscription Receipts for Securities and the consequences of such conditions not being satisfied; (iv) the procedures for the exchange of the Subscription Receipts for Securities; (v) the number of underlying Securities that may be exchanged upon exercise of each Subscription Receipt; (vi) the dates or periods during which the Subscription Receipts may be exchanged for Securities; (vii) whether the Subscription Receipts and underlying Securities will be listed on any securities exchange; (viii) whether the Subscription Receipts and underlying Securities will be issued in fully registered or "book-entry only" form; (ix) any other rights, privileges, restrictions and conditions attaching to the Subscription Receipts; (x) any risk factors associated with the Subscription Receipts and underlying Securities; and (xi) any other material specific terms.

Warrants

The following sets forth certain general terms and provisions of the Warrants. The particular terms and provisions of the Warrants offered pursuant to a Prospectus Supplement, and the extent to which the general terms described below apply to those Warrants, will be described in such Prospectus Supplement. The following description and any description of Warrants in the applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable warrant agreement and, if applicable, collateral arrangements relating to such Warrants.

The Company may issue Warrants for the purchase of Common Shares of the Company. Warrants will be issued under one or more warrant agreements between the Company and a warrant agent that the Company will name in the applicable Prospectus Supplement.

Any Prospectus Supplement for Warrants will contain the terms and other information with respect to the Warrants being offered thereby, and may include, where applicable: (i) the designation of the Warrants; (ii) the aggregate number of Warrants offered and the offering price; (iii) the quantity and terms of the Securities purchasable upon exercise of the Warrants, and procedures that will result in the adjustment of those numbers; (iv) the exercise price of the Warrants; (v) the dates or periods during which the Warrants are exercisable; (vi) any minimum or maximum number of Warrants that may be exercised at any one time; (vii) whether the Warrants will be listed on any securities exchange; (viii) any terms, procedures and limitations relating to the transferability or exercise of the Warrants and the underlying Common Shares; (ix) whether the Warrants and underlying Common Shares will be issued in fully registered or "book-entry only" form; (x) any other rights, privileges, restrictions and conditions attaching to the Warrants; (xi) any risk factors associated with the Warrants; and (xii) any other material specific terms.

Debt Securities

This section describes the general terms that will apply to any Debt Securities that may be offered by the Company pursuant to a Prospectus Supplement to this Prospectus.

Debt Securities may be offered separately or together with other Securities. The specific terms of the Debt Securities, and the extent to which the general terms described in this section apply to those Debt Securities, will be set forth in the applicable Prospectus Supplement. The Debt Securities will be direct obligations of the Company and may be guaranteed by the Company and/or an affiliate or associate of the Company. The Debt Securities may be senior or subordinated indebtedness of the Company and may be secured or unsecured, all as described in the relevant Prospectus Supplement. In the event of the insolvency or winding up of the Company, the subordinated indebtedness of the Company, including the subordinated Debt Securities, will be subordinate in right of payment to the prior payment in full of all other liabilities of the Company (including senior indebtedness), except those which by their terms rank equally in right of payment with or are subordinate to such subordinated indebtedness. The Debt Securities will be issued under one or more trust indentures (each, a "Trust Indenture"), in each case between the Company and a trustee (each, an "Indenture Trustee"). The statements made hereunder relating to any Trust Indenture and the Debt Securities to be issued thereunder are only references to the customary anticipated provisions and may differ materially for any final Trust Indenture to which reference will need to be made by any investor. A Trust Indenture will provide that Debt Securities may be issued thereunder up to a stated aggregate principal amount, or may provide that amounts may be authorized from time to time by the Company. To the extent applicable, the Trust Indenture will be subject to and governed by the United States Trust Indenture Act of 1939, as amended.  A copy of the form of the Indenture will be filed with the SEC as an exhibit to the Registration Statement of which this Prospectus forms a part.

The particular terms of each issue of Debt Securities will be described in the related Prospectus Supplement. Such description will include, but is not limited, to the following, each as applicable:

• the designation, aggregate principal amount and authorized denominations of such Debt Securities;

• the currency or currency units for which the Debt Securities may be purchased and the currency or currency unit in which the principal and any interest is payable (in either case, if other than Canadian dollars);

• the percentage of the principal amount at which such Debt Securities will be issued;

• the date or dates on which such Debt Securities will mature and be due for repayment;

• the rate or rates per annum at which such Debt Securities will bear interest (if any), or the method of determination of such rates (if any);

• the dates on which any such interest will be payable and the record dates for such payments;

• the Indenture Trustee of the Debt Security under the Trust Indenture pursuant to which the Debt Securities are to be issued;

• the designation and terms of any securities with which the Debt Securities will be offered, if any, and the number of Debt Securities that will be offered with each security;

• whether the Debt Securities are subject to redemption or call and, if so, the terms of such redemption or call provisions;

• whether such Debt Securities are to be issued in registered form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;  any exchange or conversion terms into other Securities;

• whether the Debt Securities will be subordinated to other liabilities of the Company and, if so, to what extent;

• the material Canadian federal tax consequences of owning the Debt Securities, if any; and

• any other material terms and conditions of the Debt Securities.

Debt Securities may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

Units

The following sets forth certain general terms and provisions of the Units. The particular terms and provisions of the Units offered pursuant to a Prospectus Supplement, and the extent to which the general terms described below apply to those Units, will be described in such Prospectus Supplement. The following description and any description of Units in the applicable Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to any agreement and collateral arrangements relating to such Units.

The Company may issue Units comprised of more than one of the other Securities described in this Prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. Any unit agreement under which a Unit is issued may provide that the Securities included in the Unit may not be held or transferred separately, at any time or at any time before a specified date.

Any Prospectus Supplement for Units will contain the terms and other information with respect to the Units being offered thereby, and may include, where applicable: (i) the designation and terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those Securities may be held or transferred separately; (ii) any provisions for the issuance, payment, settlement, transfer or exchange of the Units or of any Securities comprising the Units; (iii) whether the Units will be issued in fully registered or "book-entry only" form; (iv) any risk factors associated with the Units; (v) whether the units and the Securities comprising the Units will be listed on any securities exchange; and (vi) any other material specific terms.

EARNINGS COVERAGE RATIOS AND AFFILIATE CREDIT SUPPORT

The Company does not have any earnings and will not have any earnings for the foreseeable future. Earnings coverage ratios will be provided with respect to any offering of Debt Securities, as required in the Prospectus Supplement with respect to the issuance of Securities pursuant to such Prospectus Supplement. To the extent any subsidiary of the Company provides security for any Debt Security, additional stand-alone financial information about that credit-support affiliate will be provided.

TRADING PRICE AND VOLUME

The Common Shares are listed and posted for trading on the TSX and the NYSE American under the symbol "FURY". Trading prices and volume of the Securities will be provided, as required, in each Prospectus Supplement to this Prospectus.

CONSOLIDATED CAPITALIZATION

Since June 30, 2023, there have been no material changes in the consolidated capitalization of the Company. Each Prospectus Supplement will describe any material change, and the effect of such material change, on the Company's consolidated capitalization that will result from the issuance of Securities pursuant to such Prospectus Supplement.

PRIOR SALES

Sales of any Company's Securities within the period commencing 12 months prior to the date of any Prospectus Supplement will be provided as required in each Prospectus Supplement.

PLAN OF DISTRIBUTION

The Securities may be sold (i) to or through underwriters or dealers purchasing as principals, (ii) directly to one or more purchasers pursuant to applicable statutory exemptions, or (iii) through agents designated by the Company from time to time. The Securities may be sold from time to time in one or more transactions at a fixed price or prices or at non-fixed prices. If offered on a non-fixed price basis, the Securities may be offered at market prices prevailing at the time of sale (including, without limitation, sales deemed to be "at-the-market distributions" as defined in and subject to limitations imposed by applicable Canadian securities laws, including NI 44-102, including sales made directly on the TSX, the NYSE American or other existing trading markets for the Securities), at prices determined by reference to the prevailing price of a specified security in a specified market or at prices to be negotiated with purchasers, in which case the compensation payable to an underwriter, dealer or agent in connection with any such sale will be decreased by the amount, if any, by which the aggregate price paid for the Securities by the purchasers is less than the gross proceeds paid by the underwriter, dealer or agent to the Company. The price at which the Securities will be offered and sold may vary from purchaser to purchaser and during the period of distribution. The Prospectus Supplement for any of the Securities being offered thereby will set forth the method of distribution and the terms of the offering of such Securities, including the type of Security being offered, the name or names of any underwriters, dealers or agents, the purchase price of such Securities, the proceeds to, and the portion of expenses borne by, the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any public offering price and any discounts or concessions allowed or re- allowed or paid to dealers. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

If underwriters are used in the sale, the Securities may be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, at market prices prevailing at the time of sale or at prices related to such prevailing market prices. The obligations of the underwriters to purchase such Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to underwriters, dealers or agents may be changed from time to time.

Any agent involved in the offering and sale of the Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent is acting on a best efforts basis for the period of its appointment.

The Company may agree to pay any agents or underwriters used in the sale of Securities a commission for various services relating to the issue and sale of any Securities. Any such commission payable by the Company will be paid out of the general corporate funds of the Company. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

In connection with any offering of the Securities (unless otherwise specified in a Prospectus Supplement and other than an offering by way of sales deemed to be an "at-the-market distribution"), the underwriters, dealers or agents may, subject to any applicable securities legislation, over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities offered at levels other than those which might otherwise prevail on the open market. These transactions may be commenced, interrupted or discontinued at any time. Any purchaser who acquires Securities forming part of the underwriters' over-allocation position acquires those Securities under the applicable Prospectus Supplement, regardless of whether the over-allocation position is ultimately filled through the exercise of the over- allotment option or secondary market purchases.

No underwriter or dealer of an "at-the-market distribution" under this Prospectus, no affiliate of such an underwriter or dealer and no person or company acting jointly or in concert with such underwriter or dealer will over-allot securities in connection with such distribution or effect any other transactions that are intended to stabilize or maintain the market price of the Securities or securities of the same class as the securities distributed under this Prospectus, including selling an aggregate number or principal amount of securities that would result in the underwriter or dealer creating an over-allocation position in the Securities.

ADDITONAL RISK FACTORS

Before making an investment decision to purchase any Securities, investors should carefully consider the information described in this Prospectus and the documents incorporated or deemed incorporated by reference herein, including the applicable Prospectus Supplement.  There are certain risks inherent in an investment in the Securities, including the factors described in the 2022 AIF and the 2022 Annual MD&A and any other risk factors described in a document incorporated or deemed incorporated by reference herein, which investors should carefully consider before investing.  Additional risk factors relating to a specific offering of Securities will be described in the applicable Prospectus Supplement.  Some of the factors described in the documents incorporated or deemed incorporated by reference herein, and/or the applicable Prospectus Supplement are interrelated and, consequently, investors should treat such risk factors as a whole.  Additionally, purchasers should consider the risk factors set forth below.

If any of the adverse effects set out below or in the risk factors described in the 2022 AIF, in the 2022 Annual MD&A, in another document incorporated or deemed incorporated by reference herein or in the applicable Prospectus Supplement occur, it could have a material adverse effect on the business, financial condition and results of operations of the Company.  Additional risks and uncertainties of which the Company currently is unaware or that are unknown or that it currently deems to be immaterial could have a material adverse effect on the Company's business, financial condition and results of operations.  The Company cannot assure you that it will successfully address any or all of these risks.  There is no assurance that any risk management steps taken will avoid future loss due to the occurrence of the adverse effects set out below or in the risk factors in the 2022 AIF, in the 2022 Annual MD&A, in the other documents incorporated or deemed incorporated by reference herein or in the applicable Prospectus Supplement or other unforeseen risks.

In addition, we face the following risk factors in connection with future offerings of our Securities and risks in connection with our being a Canadian company.

There May be No market for the Securities other than the Common Shares

There is currently no trading market for any Preferred Shares, Subscription Receipts, Warrants, Debt Securities or Units that may be offered. No assurance can be given that an active or liquid trading market for these securities will develop or be sustained. If an active or liquid market for these Securities fails to develop or be sustained, the prices at which these Securities trade may be adversely affected. Whether or not these Securities will trade at lower prices depends on many factors, including liquidity of these Securities, prevailing interest rates and the markets for similar securities, the market price of the Company's other securities, general economic conditions and the Company's financial condition, historic financial performance and future prospects.

Use of Proceeds May Differ From Plan

While information regarding the use of proceeds from the sale the Securities will be described in the applicable Prospectus Supplement, the Company will have broad discretion over the use of the net proceeds from an offering of Securities. Because of the number and variability of factors that will determine the use of such proceeds, the Company's ultimate use might vary substantially from its planned use. Purchasers of Securities may not agree with how the Company allocates or spends the proceeds from an offering of Securities. The Company may pursue acquisitions, collaborations or other opportunities that do not result in an increase in the market value of our Securities, including the market value of the Common Shares, and that may increase our losses.

At-Market and Other Financings May Affect the Market Price of the Company Shares and Cause Equity Dilution

In order to finance future operations, the Company may raise funds through at-market financing where the Company itself sells Common Shares through the facilities of a stock exchange. Such sales may have a depressing effect on the market price of the Company's shares. In any The issuance of either additional Common Shares or the issuance of debt instruments or other securities which may or may not be convertible into Common Shares directly to investors also may also have a depressing effect.  The Company cannot predict the size of future issuances of Common Shares or the issuance of debt instruments or other securities convertible into Common Shares or the negative effect, if any, that future issuances and sales of the Company's securities will have on the market price of the Common Shares or the extent of equity dilution existing securitiy holders will suffer as a consequence.

Canadian legal obligations and Shareholder protections differ from those available under the laws where investors are resident

We are organized and exist under the laws of British Columbia, Canada and, accordingly, are governed by the BCBCA.  The BCBCA differs in certain material respects from laws generally applicable to United States corporations and shareholders, including the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholders' suits, and indemnification of directors

Furthermore, because we are a "foreign private issuer" under the United States Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

• the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

• the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the U.S. Exchange Act;

• the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

• the selective disclosure rules by issuers of material non-public information under Regulation FD.

We are required to file an annual report on Form 40-F with the United States Securities and Exchange Commission within three months of the end of each fiscal year.  We do not intend to voluntarily file annual reports on Form 10-K and quarterly reports on Form 10-Q in lieu of Form 40-F requirements.  For so long as we choose to only comply with foreign private issuer requirements, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers.  As a result, you may not be afforded the same protections or information which would be made available to you if you were investing in a U.S. domestic issuer.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain material Canadian federal income tax consequences to an investor who is a resident of Canada or who is a non-resident of Canada of the acquisition, ownership and disposition of any Securities offered thereunder, including whether the payment of dividends will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement will also describe certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a U.S. person (within the meaning of the United States Internal Revenue Code of 1986, as amended). Prospective investors should consult their own tax advisors prior to deciding to purchase any of the Securities.

LEGAL MATTERS

Unless otherwise specified in a Prospectus Supplement, certain legal matters in connection with offered Securities will be passed upon on behalf of the Company by McMillan LLP with respect to matters of Canadian and United States law.

AUDITOR

The auditor of the Company is Deloitte LLP, Chartered Professional Accountants, of 410 West Georgia Street, Vancouver, British Columbia. Deloitte LLP, as auditor of the Company, is independent with respect to the Company within the meaning of the Code of Professional Conduct of the Chartered Professional Accountants of British Columbia and within the meaning of the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States). Deloitte LLP, as auditor of the Company, provided a report of independent registered public accounting firm on the consolidated financial statements of the Company as of and for the years ended December 31, 2022 and 2021.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia.

INTEREST OF EXPERTS

Certain of the scientific and technical information relating to the Company's mineral projects in the documents incorporated by reference herein has been derived from Technical Reports, technical and scientific information prepared by the experts named below and has been included in reliance on such person's expertise. Copies of the Technical Reports can be accessed online at www.sedarplus.ca and on EDGAR at www.sec.gov.

  Bryan Atkinson, P.Geo. and Andrew Turner, P.Geol, of APEX Geoscience Ltd., have acted as a "qualified persons" as defined in NI 43-101 in connection with the 2023 Committee Bay Report; and

  David Frappier-Rivard, P.Geo. and Maxime Dupéré, P.Geo have acted as a "qualified persons" as defined in NI 43-101 in connection with the 2023 Eau Claire Report and has reviewed and approved the information related to the Eau Claire Project contained or incorporated by reference in this Prospectus.

All other scientific and technical information in this Prospectus, including the documents incorporated by reference herein, and relating to the mineral projects or properties material to Fury Gold, including information given after the date of the applicable Technical Reports, has been reviewed and approved by Bryan Atkinson, P.Geo, Senior Vice President, Exploration, and David Frappier-Rivard, P.Geo, Exploration Manager of the Company, each of whom is a "qualified person" under NI 43-101.

Each of the aforementioned persons, including all owners and staff of APEX Geoscience Ltd., held less than one percent of any class of the Company's securities or of any of the Company's associates or affiliates when they prepared the Technical Reports referred to above or following the preparation of such Technical Reports. None of the aforementioned firms or persons received any direct or indirect interest in any of the Securities or property or of any of the Company's associates or affiliates in connection with the preparation of such Technical Reports.

Bryan Atkinson, P.Geo, Senior Vice President, Exploration, and David Frappier-Rivard, P.Geo., Exploration Manager of the Company, are non-independent Qualified Persons  as each of whom is as of the date of this Prospectus, an officer of the Company. None of the other aforementioned persons are currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any of its associates or affiliates.

SERVICE OF PROCESS AND ENFORCEABILITY OF CIVIL LIABILITIES

Forrester (Tim) Clark, the Chief Executive Officer and a director of the Company, resides outside of Canada, and has appointed Fury Gold Mines Limited at 1630 1177 West Hastings Street, Vancouver BC, V6E 2K3, as agent for service of process in Canada.

Investors in the Securities are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

We are a Canadian company incorporated under the BCBCA. The majority of the Company's directors and executive officers are residents of Canada or otherwise live outside the United States, and all or a substantial portion of their assets, and all or a substantial portion of the Company's assets, are located outside the United States. As a result, it may be difficult or impossible to serve process on us or on such persons in the United States or to obtain or enforce judgments obtained in United States courts or Canadian courts against them or us based on the civil liability provisions of the federal securities laws of the United States. There is doubt as to whether Canadian courts would enforce the civil liability claims brought under United States federal securities laws in original actions and/or enforce claims for punitive damages. A final judgment for a liquidated sum in favour of a private litigant granted by a United States court and predicated solely upon civil liability under United States federal securities laws would, subject to certain exceptions identified in the law of individual provinces of Canada, likely be enforceable in Canada if the United States court in which the judgment was obtained had a basis for jurisdiction in the matter that would be recognized by the domestic Canadian court for the same purposes. There is a significant risk that a given Canadian court may not have jurisdiction or may decline jurisdiction over a claim based solely upon United States federal securities law on application of the conflict of laws principles of the province in Canada in which the claim is brought.

The Company filed with the SEC, concurrently with the Registration Statement on Form F-10 of which this Prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Puglisi & Associates as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of Securities under the Registration Statement on Form F-10.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been, or will be, filed with the SEC as part of the Registration Statement on Form F-10 relating to the Securities, of which this Prospectus forms a part:

  the documents listed under "Documents Incorporated by Reference";

  the consent of Deloitte LLP;

  powers of attorney from certain of the Company's directors and officers; and

  the consents of the "qualified persons" referred to in this Prospectus under "Interest of Experts".

A copy of the form of any applicable warrant agreement or subscription receipt agreement, as applicable, will be filed by post-effective amendment or by incorporation by reference to documents filed or furnished with the SEC under the Exchange Act.

EXEMPTION FROM THE INSTRUMENT

The Corporation has applied for exemptive relief from the requirement that the final prospectus must be filed within 90 days of the date of receipt for the preliminary prospectus, as required by Section 2.3(1.1) of National Instrument 41-101 General Prospectus Requirements. The grant of the exemption will be evidenced by the issuance of a receipt for this Prospectus.

WHERE TO FIND MORE INFORMATION

We have filed with the SEC the Registration Statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. See "Documents Filed as Part of the Registration Statement". For further information with respect to the Company and the Securities, reference is made to the registration statement and the exhibits thereto. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, you should refer to the exhibits for a complete description of the matter involved. Each time we sell Securities under the registration statement, we will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

We file annual and quarterly financial information and material change reports, business acquisition reports and other materials with the securities commission or similar regulatory authority in each of the provinces and territories of Canada and with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States and Canada, documents and other information that we file with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and the Company's officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies. You may read and download any public document that we have filed with applicable securities commissions or similar regulatory authorities in Canada on SEDAR+ at www.sedarplus.ca ("SEDAR+"). You may read and download the documents that we have filed with or furnished to the SEC on EDGAR at www.sec.gov/edgar.shtml ("EDGAR").

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO
OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Fury Gold Mines Limited (the "Registrant") is subject to the provisions of the Business Corporations Act (British Columbia) (the "BCBCA") and the articles of the Registrant (the "Articles") regarding indemnification of the directors and officers of the Registrant.

Indemnification under the BCBCA

Under Section 160 of the BCBCA, an individual who:

  is or was a director or officer of the Registrant,

  is or was a director or officer of another corporation (i) at a time when the corporation is or was an affiliate of the Registrant, or (ii) at the request of the Registrant, or at the request of the Registrant, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity,

and includes, the heirs and personal or other legal representatives of that individual (collectively, an "eligible party"), may be indemnified by the Registrant against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an "eligible penalty") in which, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation, (a) the eligible party is or may be joined as a party, or (b) the eligible party is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding ("eligible proceeding") to which the eligible party is or may be liable.  Section 160 of the BCBCA also permits the Registrant to pay the expenses actually and reasonably incurred by an eligible party after the final disposition of the eligible proceeding.

Under Section 161 of the BCBCA, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by the eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of that proceeding; provided the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited by Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

  if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

  if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

  in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party's conduct in respect of which the proceeding was brought was lawful.

Under Section 163(2) of the Act, if an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable in respect of the proceeding, or, after the final disposition of an eligible proceeding, pay the expenses of the eligible party under Sections 160, 161 or 162 of the BCBCA in respect of the proceeding.

Under Section 164 of the BCBCA, despite any other provision of Division 5-Indemnification of Directors and Officers and Payment of Expenses under the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under such Division, the Supreme Court of British Columbia may, on application of the Registrant or an eligible party, order the Registrant to indemnify the eligible party or to pay the eligible party's expenses;

  order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

  order the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant;

  order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

  make any other order the Court considers appropriate.

Indemnification under the Articles

The Articles may affect its power or obligation to give an indemnity or pay expenses.  As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the BCBCA.

Under the Articles, subject to the provisions of the BCBCA, the Registrant must indemnify a director or former director of the Registrant and the heirs and legal personal representatives of all such persons against all eligible penalties to which such person is or may be liable, and the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each director and officer is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Articles. The failure of a director or officer of the Registrant to comply with the BCBCA or the Articles does not invalidate any indemnity to which such person is entitled under the Articles.

Under the Articles, the Registrant may purchase and maintain insurance for the benefit of any eligible party against any liability incurred by such party as a director, officer or person who holds or held an equivalent position.

Underwriters, dealers or agents who participate in a distribution of securities registered hereunder may be entitled under agreements to be entered into with the Registrant to indemnification by the Registrant against certain liabilities, including liabilities under the U.S. Securities Act, and applicable Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

Indemnification for Liabilities under the U.S. Securities Act

Insofar as indemnification for liabilities arising under the U.S. Securities Act, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the U.S. Securities Act and is therefore unenforceable.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Annual information form of the Registrant for the year ended December 31, 2022, dated as at March 24, 2023 and filed on March 24 2023 (incorporated by reference to Exhibit 99.1 of the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2022 filed on March 27, 2023);

4.2	Consolidated financial statements of the Registrant for the fiscal year ended December 31, 2022 comprised of the consolidated statements of financial position as of December 31, 2022 and 2021, the related consolidated statements of (earnings) loss and comprehensive (income) loss, equity, and cash flows, for each of the two years in the period ended December 31, 2022, and the related notes thereto and the report of the Registrant's independent registered public accounting firm thereon (incorporated by reference to Exhibit 99.2 of the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2022 filed on March 27, 2023);

4.3	Management's discussion and analysis of the Registrant for the year ended December 31, 2022 (incorporated by reference to Exhibit 99.3 of the Registrant's Annual Report on Form 40-F for the fiscal year ended December 31, 2022 filed on March 27, 2023);

4.4	Unaudited condensed interim consolidated financial statements of the Registrant for the three and six months ended June 30, 2023 (filed as Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on August 15, 2023);

4.5	Management's discussion and analysis of the Registrant for the three and six months ended June 30, 2023 (filed as Exhibit 99.2 to our current report on Form 6-K furnished to the SEC on August 15, 2023);

4.6	Management information circular and notice of meeting of the Registrant dated May 18, 2023 distributed in connection with the annual general meeting of shareholders of the Registrant held on June 29, 2023 (filed as Exhibit 99.3 to our current report on Form 6-K furnished to the SEC on May 24, 2023)

4.7	Material change report of the Registrant dated March 29, 2023 in respect of the completion of a bought deal private placement of 6,076,500 Shares of the Registrant (filed as Exhibit 99.1 to our current report on Form 6-K furnished to the SEC on May 18, 2023)

5.1	Consent of Deloitte LLP (2)

5.2	Consent of Bryan Atkinson, P.Geo, Senior Vice-President Exploration of the Registrant (2)

5.3	Consent of David Rivard-Frappier, P. Geo, Exploration Manager of the Registrant (2)

5.4	Consent of Maxime Dupéré, P.Geo (2)

5.5	Consent of Andrew Turner, P.Geol (2)

6.1	Powers of Attorney (included on the signature page in Part III of the Registration Statement filed)

7.1	Trust Indenture (1)

107	Filing Fee Table (1)

(1) Previously filed as an exhibit to the initial Registration Statement on Form F-10 filed on June 15, 2023

(2) Filed as an exhibit to this Amendment No. 1 to Registration Statement on Form F-10.

III-1

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.   Undertaking.

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.   Consent to Service of Process.

Concurrently with the filing of this Registration Statement, the Registrant has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the Registrant's agent for service of process shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-2

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act, the Registrant certifies that it has reasonable grounds to believe that they meet all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Canada, on this 12th day of October 2023.

FURY GOLD MINES LIMITED

By:	/s/ Forrester A. Clark

Name: Forrester A. Clark
Title: Chief Executive Officer

Pursuant to the requirements of the U.S. Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and on this 12th day of October 2023.

Signature	Title

/s/ Forrester A. Clark ____________________________________ Forrester A. Clark	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Phil van Staden ____________________________________ Phil van Staden	Interim Chief Financial Officer (Interim Principal Financial Officer and Principal Accounting Officer)
* ____________________________________ Jeffrey Mason	Director
* ____________________________________ Steve Cook	Director
* ____________________________________ Michael Hoffman	Director
* ____________________________________ Alison Sagateh Williams	Director
* ____________________________________ Brian Christie	Director and Chairman

*By: /s/ Forrester A. Clark

Name: Forrester A. Clark
Title: Attorney-in-Fact

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the U.S. Securities Act, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on this 12th day of October 2023.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi

Name: Donald J. Puglisi
Title: Managing Director